                        EXCHANGE AND PURCHASE AGREEMENT


                                     Among


                 MYCOGEN CORPORATION, a California corporation,


                  AGRIGENETICS, INC., a Delaware corporation,


                 DOWELANCO, an Indiana general partnership, and


                 UNITED AGRISEEDS, INC., a Delaware corporation



                                  Dated as of

                                January 15, 1996

||                             TABLE OF CONTENTS
                               -----------------

                                                                            Page

                                   ARTICLE 1
                                  DEFINITIONS...............................   2

Section 1.1    Definitions..................................................   2

                                   ARTICLE 2
                                THE TRANSACTION.............................   7

Section 2.1    Sale and Purchase of Purchase Shares and
               Promissory Note..............................................   7
Section 2.2    Closing Balance Sheet Adjustment.............................   8

                                   ARTICLE 3
                                  THE CLOSING...............................   9

Section 3.1    Closing......................................................   9
Section 3.2    Deliveries by Parent.........................................  10
Section 3.3    Deliveries by the Company and Agrigenetics...................  10

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............  11

Section 4.1    Organization and Qualification; Subsidiaries.................  11
Section 4.2    Capitalization of the Company................................  12
Section 4.3    Capitalization of Agrigenetics...............................  13
Section 4.4    Authority Relative to This Agreement.........................  13
Section 4.5    Waiver of Rights Agreement...................................  13
Section 4.6    Non-Contravention; Required Filings and Consents.............  14
Section 4.7    SEC Reports..................................................  15
Section 4.8    Absence of Certain Changes...................................  16
Section 4.9    Finder's Fee.................................................  16
Section 4.10   Absence of Claims and Litigation.............................  16
Section 4.11   Taxes........................................................  17
Section 4.12   Employee Benefits and Labor Matters..........................  18
Section 4.13   Compliance...................................................  20
Section 4.14   Environmental Matters........................................  20
Section 4.15   Intellectual Property........................................  21
Section 4.16   Significant Agreements.......................................  21
Section 4.17   Product Registrations........................................  22

                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PARENT.................  22

Section 5.1    Organization.................................................  22
Section 5.2    Authority Relative to this Agreement.........................  23
Section 5.3    Non-Contravention; Required Filings and Consents.............  23
Section 5.4    Capitalization of Subsidiary.................................  24

                                                                            Page
                                                                            ----

Section 5.5    Financial Statements.........................................  24
Section 5.6    Absence of Certain Changes...................................  25
Section 5.7    Finder's Fee.................................................  25
Section 5.8    Absence of Claims and Litigation.............................  25
Section 5.9    Taxes........................................................  26
Section 5.10   Employee Benefits............................................  27
Section 5.11   Compliance...................................................  29
Section 5.12   Environmental Matters........................................  29
Section 5.13   Intellectual Property........................................  30
Section 5.14   Significant Agreements.......................................  30
Section 5.15   Charter Documents and Corporate Records......................  30
Section 5.16   Assets.......................................................  31
Section 5.17   Licenses, Permits, Authorizations, Etc.......................  32
Section 5.18   Employee Relations...........................................  32
Section 5.19   Investment Intent............................................  33

                                   ARTICLE 6

                                   COVENANTS................................  33

Section 6.1    Conduct of Business of the Company, Agrigenetics
               and Subsidiary...............................................  33
Section 6.2    Qualified Stock Purchase.....................................  36
Section 6.3    Access to Information and Facilities.........................  36
Section 6.4    Reasonable Best Efforts......................................  37
Section 6.5    Public Announcements.........................................  37
Section 6.6    Indemnification of Subsidiary, Directors,
               Officers, Employees and Agents...............................  37
Section 6.7    Notification of Certain Matters..............................  38
Section 6.8    No Solicitation..............................................  38
Section 6.9    Pre-Closing Restrictions on Stock Acquisitions...............  39
Section 6.10   Rights Agreement.............................................  40
Section 6.11   Post-Closing Covenants of the Company........................  40
Section 6.12   Post-Closing Restrictions on Stock Acquisitions..............  42
Section 6.13   Buyout Transaction...........................................  43
Section 6.14   Election of Directors........................................  44
Section 6.15   Audited Financial Statements.................................  45
Section 6.16   Benefit Plans................................................  46
Section 6.17   Post-Closing Human Resources Matters.........................  46
Section 6.18   Strategic Review Committee...................................  46
Section 6.19   Technology Agreement.........................................  47

                                                                            Page
                                                                            ----

                                   ARTICLE 7
                                  CONDITIONS................................  47

Section 7.1    Conditions to Each Party's Obligations.......................  47
Section 7.2    Conditions to the Obligation of Parent and
               Subsidiary...................................................  47
Section 7.3    Conditions to the Obligations of the Company and
               Agrigenetics.................................................  48

                                   ARTICLE 8
                        TERMINATION; AMENDMENT; WAIVER......................  49

Section 8.1    Termination..................................................  49
Section 8.2    Effect of Termination........................................  51
Section 8.3    Fees and Expenses............................................  51
Section 8.4    Amendment....................................................  51
Section 8.5    Extension; Waiver............................................  51

                                   ARTICLE 9
                                 MISCELLANEOUS..............................  52

Section 9.1    Survival of Representations and Warranties...................  52
Section 9.2    Indemnification..............................................  52
Section 9.3    Entire Agreement; Assignment.................................  54
Section 9.4    Notices......................................................  54
Section 9.5    Governing Law................................................  55
Section 9.6    Parties in Interest..........................................  55
Section 9.7    Specific Performance.........................................  55
Section 9.8    Severability.................................................  56
Section 9.9    Descriptive Headings.........................................  56
Section 9.10   Counterparts.................................................  56
||

                             EXHIBITS AND SCHEDULES
                             ----------------------


EXHIBITS
--------

EXHIBIT A
EXHIBIT B

SCHEDULES
---------

SCHEDULE 4.2
SCHEDULE 4.3
SCHEDULE 4.7.2
SCHEDULE 4.10
SCHEDULE 4.11
SCHEDULE 4.12.1
SCHEDULE 4.12.5
SCHEDULE 4.16
SCHEDULE 4.17
SCHEDULE 5.5.1
SCHEDULE 5.5.2
SCHEDULE 5.8
SCHEDULE 5.9
SCHEDULE 5.10.1
SCHEDULE 5.10.5
SCHEDULE 5.14
SCHEDULE 5.16.1
SCHEDULE 5.16.3

                        EXCHANGE AND PURCHASE AGREEMENT


     THIS EXCHANGE AND PURCHASE AGREEMENT, dated as of January 15, 1996, is among MYCOGEN CORPORATION, a California corporation (the "Company"), AGRIGENETICS, INC., a Delaware corporation ("Agrigenetics"), DOWELANCO, an Indiana general partnership ("Parent"), and UNITED AGRISEEDS, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Subsidiary").

     WHEREAS, it is proposed that (i) Parent will sell to Agrigenetics all of the outstanding shares of common stock, $1.00 par value per share, of Subsidiary (the "Subsidiary Shares") in exchange for the sale by Agrigenetics to Parent of 2,707,884 shares (the "Seed Purchase Shares") of common stock, $.001 par value per share, of the Company ("Common Stock") and the delivery to Parent of a promissory note of Agrigenetics payable to Parent in the amount of $100,000 substantially in the form attached hereto as Exhibit A (the "Promissory Note") and (ii) the Company will sell to Parent 1,745,450 shares of Common Stock (the "Cash Purchase Shares") for $26,400,000 (the "Cash Payment") (such transactions are collectively referred to herein as the "Transaction" and the Seed Purchase Shares and Cash Purchase Shares (which together consist of 4,453,334 shares of Common Stock) are collectively referred to herein as the "Purchase Shares");

     WHEREAS, simultaneously with the execution and delivery hereof, Parent, The Lubrizol Corporation, an Ohio corporation ("Lubrizol") and AGC Holdings, Inc., a Delaware corporation, and an indirect wholly-owned subsidiary of Lubrizol ("Investor"), are entering into a stock purchase agreement (the "Stock Purchase Agreement") pursuant to which Investor has agreed, among other things, to sell, transfer and assign to Parent all of the shares of Common Stock and other direct or indirect ownership interests in the Company held by Investor (the "Investor Interests"); and

     WHEREAS, the Board of Directors of the Company (the "Board") and Parent, in accordance with its Amended and Restated Partnership Agreement, have approved this Agreement and the transactions contemplated hereby and Parent, in accordance with its Amended and Restated Partnership Agreement, has approved the transactions contemplated by the Stock Purchase Agreement; and

     WHEREAS, the Board of Directors of Agrigenetics and Parent, as the sole shareholder of Subsidiary, have approved this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Agrigenetics, Parent and Subsidiary hereby agree as follows.

                                   ARTICLE 1

                                  DEFINITIONS

     Section 1.1 Definitions. The following terms will have the meanings set forth below unless otherwise defined herein.

     "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

     "beneficial owner" has the meaning set forth in Rule 13d-3 under the Exchange Act.

     "Blue Sky Laws" means laws and regulations of any state or territory of the United States relating to the regulation of the offer and sale of securities.

     "Board" means the board of directors of the Company.

     "Buyout Transaction" means a tender offer, merger or similar transaction involving Parent or one of its affiliates and the Company that offers each holder of Common Stock other than Parent or its affiliates the opportunity to dispose of some or all Common Stock owned by such stockholder for consideration reflecting such stockholder's proportionate share of the Third Party Sale Value Consideration, but will expressly exclude any sale of the Company's assets.

     "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

     "Closing" means the closing of the Transaction.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock Equivalent" means any Company Security (or fraction of a Company Security) exchangeable for one share of Common Stock and/or having voting power in an election of directors equal to that of one share of Common Stock.

     "Company Securities" means shares of capital stock or other voting securities of the Company, securities of the Company or of any subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, options, subscriptions, warrants, convertible securities, calls or other rights to acquire from the Company, and obligations of the Company to issue, deliver or sell any capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company and equity equivalents, interests in the ownership or earnings of the Company or other similar rights.

     "Confidentiality Agreement" means the Confidentiality Agreement entered into on October 6, 1995 between Parent and the Company.

     "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

     "Data" means the technical and other data and studies which are necessary to obtain and maintain Product Registrations.

     "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or, if known to an authorized officer, oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release into the indoor or outdoor environment, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health and safety or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act of 1970, as amended, and similar state laws and other laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, provided, however, that the term Environmental Laws will not include any Product Registrations.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "generally accepted accounting principles" will mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a consistent basis.

     "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. (S) 300.5, or defined as such by, or regulated as such under, any Environmental Law, or which otherwise may be the basis for any federal, state, local or foreign government requiring Cleanup.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Independent Directors" means a director of the Company (i) who is not and has never been an officer or employee of the Company or any affiliate of the Company, (ii) who is not and has never been an officer, employee or director of Parent or any affiliate of Parent and (iii) who has no affiliation, compensation, consulting or contracting arrangement with the Company, Parent or any of their respective affiliates other than solely arising out of such director's position as a member of the Board.

     "Intellectual Property" means trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; plant variety protection certificates, nonpublic information, trade secrets, confidential information and proprietary materials and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

     "Investment Agreement" means Amended and Restated Equity Investment Agreement dated December 31, 1993 between the Company, Agrigenetics, Investor and MPS.

     "Investor's Conversion Right" means the Investor's rights under the Investment Agreement to convert its equity interest in Agrigenetics into shares of Common Stock.

     "Market Value" with respect to any security means the average of the daily closing price for the trading days within the 90 calendar days preceding the date of the proposed sale and purchase of such security on any national securities exchange or inter-dealer quotation system on which the security is then traded, or, if the security is not then traded on any national securities exchange or inter-dealer quotation system, the fair market value of such security.

     "Material Adverse Effect" with respect to any person means a material adverse effect, or the occurrence or existence of facts or circumstances reasonably expected to result in a material adverse effect, on the business, assets, results of operations, properties, or financial or operating condition of such person and its subsidiaries taken as a whole or the ability of such person (and to the extent applicable, its subsidiaries) to perform its (or their) obligations under this Agreement or consummate the transactions contemplated hereby.

     "Measurement Date" means the earlier to occur of the Closing Date or, if applicable, the date of termination of this Agreement pursuant to Section 8.1.

     "MPS" means Mycogen Plant Science, Inc.

     "NASD Rules" means the rules and policies promulgated by the National Association of Securities Dealers applicable to issuers of securities designated for inclusion in the Nasdaq National

Market, including, without limitation, the By-Laws of the National Association of Securities Dealers and the Schedules thereto.

     "New Security" means any Company Securities issued by the Company after the Closing other than (i) any securities issuable upon conversion of any convertible Company Security outstanding as of the date of this Agreement, (ii) any securities issuable upon exercise of any option, warrant or other similar Company Security authorized as of the date of this Agreement and (iii) any securities issuable in connection with any stock split, stock dividend or recapitalization of the Company where such securities are issued to all stockholders of the Company on a proportionate basis.

     "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

     "Product Registrations" means any approval of a governmental or other regulatory body which is necessary to market, distribute or sell seeds, pesticides or genetically modified products in any jurisdiction, including, without limitation, registrations with the U.S. Environmental Protection Agency pursuant to the Federal Insecticide, Rodenticide and Fungicide Act and the regulations promulgated thereunder.

     "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

     "Rights" means the preferred share purchase rights under the Rights Agreement.

     "Rights Agreement" means the Company's Amended and Restated Rights Agreement dated as of October 19, 1995, between the Company and The First National Bank of Boston.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

     "Subsidiary Securities" means shares of capital stock or other voting securities of Subsidiary, securities of Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of Subsidiary, options, subscriptions, warrants, convertible securities, calls or other rights to acquire from Subsidiary, and obligations of Subsidiary to issue, deliver or sell any capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of Subsidiary and equity equivalents, interests in the ownership or earnings of Subsidiary or other similar rights.

     "Technology Agreement" means the Technology Agreement that will be executed between the Company, Agrigenetics and Parent at the Closing substantially in the form attached hereto as Exhibit B.

     "Third Party Sale Value" means the value that an unaffiliated third party would be expected (based on financial analyses generally employed by investment bankers in the preparation of a fairness opinion for an acquisition transaction) to pay in an arms'-length transaction negotiated by a willing seller and a willing buyer for all of the Company's then outstanding shares of Common Stock and Common Stock Equivalents and not taking into account the potentially controlling position of Parent, including its rights under Sections 6.11, 6.12 and 6.14.

     "Third Party Sale Value Consideration" means consideration at least equal as of the relevant date to Third Party Sale Value.

                                   ARTICLE 2

                                THE TRANSACTION

     Section 2.1  Sale and Purchase of Purchase Shares and Promissory Note.
Upon the terms and subject to satisfaction or, if appropriate, waiver of all of the conditions set forth in Article 7, at the Closing: (a) the Company will issue the Seed Purchase Shares to Agrigenetics, (b) Parent will sell the Subsidiary Shares to Agrigenetics in exchange for the Seed Purchase Shares and the Promissory Note, (c) Agrigenetics will sell the Seed Purchase Shares and deliver the Promissory Note to Parent in exchange for the Subsidiary Shares, and
(d) the Company
will issue and sell to Parent, and Parent will purchase from the Company, the Cash Purchase Shares in exchange for the Cash Payment. Parent will pay the Cash Payment to the Company at the Closing by bank wire transfer of immediately available funds to an account designated in writing by the Company, or by such other means as is acceptable to the Company and Parent.

     Section 2.2  Closing Balance Sheet Adjustment.

     2.2.1 As used in this Section 2.2, the following terms will have the meanings set forth below:

          "Subsidiary Closing Balance Sheet" means the unaudited balance sheet of Subsidiary prepared in accordance with generally accepted accounting principles as of the Closing.

          "Subsidiary Tangible Net Worth" means the tangible net worth of Subsidiary as agreed upon between the Company and Parent based on the average tangible net worth calculated from the balance sheets of Subsidiary for the four fiscal quarters ending immediately preceding the date of determination of Subsidiary Tangible Net Worth is made, which balance sheets will be prepared in accordance with generally accepted accounting principles as mutually agreed. Parent will provide the Company with its determination of the Subsidiary Tangible Net Worth within 7 days of the date of this Agreement. In the event that the Company and Parent are not able to agree on any of the matters in the immediately preceding sentence within 22 days after the execution of this Agreement, then such dispute immediately will be submitted for final and binding determination to a firm of Neutral Auditors (as defined below). The Neutral Auditors will, within 30 days after the submission of the relevant information to them, resolve any dispute in the amount of the Subsidiary Tangible Net Worth and deliver a written report to the Company and Parent. All expenses relating to the work, if any, to be performed by the Neutral Auditors will be borne one-half by the Company and one-half by Parent.

     2.2.2 Parent will prepare and deliver to the Company the Subsidiary Closing Balance Sheet on or before the 10th day after the Closing. The Subsidiary Closing Balance Sheet will be prepared using the same procedures and in all other respects consistently with the manner of preparing the quarterly balance sheets of Subsidiary used to determine Subsidiary Tangible Net Worth.

     2.2.3 In the event that the tangible net worth of Subsidiary based on the Subsidiary Closing Balance Sheet is different than the Subsidiary Tangible Net Worth, then an adjustment (the "Adjustment") will be made to the consideration for the Transaction as follows:

          (a) If such tangible net worth of Subsidiary is less than the Subsidiary Tangible Net Worth, Parent will, in accordance with Section 2.2.4, pay to Company an amount equal to the difference between such tangible net worth and the Subsidiary Tangible Net Worth.

          (b) If such tangible net worth of Subsidiary is greater than the Subsidiary Tangible Net Worth, the Company or Agrigenetics will, in accordance with Section 2.2.4, pay to Parent an amount equal to the difference between such tangible net worth and the Subsidiary Tangible Net Worth.

     2.2.4 The Adjustment will be paid in cash within 45 days after the receipt of the Subsidiary Closing Balance Sheet (the "Adjustment Date"), unless the Company, in accordance with Section 2.2.5, objects to any matter set forth in the Subsidiary Closing Balance Sheet. Notwithstanding any objection by the Company, the undisputed portion of the Adjustment will be paid by the Adjustment Date, and the disputed portion will be, if applicable, paid within five days after delivery by the Neutral Auditors (as defined below) of their written report.

     2.2.5 The Company will have 30 days after receipt of the Subsidiary Closing Balance Sheet to object to any matter set forth therein or any accounting principle applied in the preparation thereof. Such objection will be in writing and will set forth in reasonable detail the nature of the objection and the basis therefor. Failure by the Company to notify Parent in writing of any objection within such 30-day period will be deemed to be acceptance by the Company of the Subsidiary Closing Balance Sheet. In the event the Company and Parent are unable to resolve any objection within 10 days from the date of receipt of a notice of objection, the matter(s) in dispute will be submitted for final and binding determination to a "Big Six" accounting firm selected by the Company (but not any such firm that has previously provided services to the Company or Parent or any of their respective subsidiaries), which firm will be reasonably acceptable to Parent (the "Neutral Auditors"). The Neutral Auditors will, within 30 days of submission of relevant information to them, resolve any dispute in the amount of the Adjustment and deliver a written report to the Company and Parent. All expenses relating to the work, if any, to be performed by the Neutral Auditors will be borne one-half by the Company and one-half by Parent.

                                   ARTICLE 3

                                  THE CLOSING

     Section 3.1 Closing. The Closing will be held as soon as practicable after the satisfaction or, if appropriate, waiver of the conditions set forth in
Article 7. At the Closing, the parties hereto will consummate the Transaction. The Closing will be held at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois, 60603, or such other place as the parties may agree. The date of the Closing is hereafter referred to as the Closing Date.

     Section 3.2  Deliveries by Parent. At the Closing, Parent will deliver:

          3.2.1  the Subsidiary Shares to Agrigenetics;

          3.2.2  the Cash Payment to the Company; and

          3.2.3 such other documents and instruments, duly executed to the extent required, as may be reasonably requested by the Company or Agrigenetics in order to consummate the Transaction.

     Section 3.3 Deliveries by the Company and Agrigenetics. At the Closing, the Company will deliver, or will cause Agrigenetics to deliver, to Parent the following:

          3.3.1  Agrigenetics will deliver to Parent the Promissory Note;

          3.3.2 Agrigenetics will deliver to Parent a certificate, or certificates in such denominations as may be requested in writing by Parent, evidencing Parent's ownership of the Seed Purchase Shares and the Company will deliver to Parent a certificate, or certificates in such denominations as may be requested in writing by Parent, evidencing Parent's ownership of the Cash Purchase Shares. The certificates for the Purchase Shares will bear the following legend:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS OR PURSUANT TO A WRITTEN OPINION OF COUNSEL

          FOR THE COMPANY THAT REGISTRATION IS NOT REQUIRED."

; and

          3.3.3 such other documents and instruments, duly executed to the extent required, as may be reasonably requested by Parent in order to consummate the Transaction.


                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent as follows:

     Section 4.1  Organization and Qualification; Subsidiaries.

          4.1.1 Each of the Company, MPS, Agrigenetics and their respective subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          4.1.2 Each of the Company, MPS, Agrigenetics and their respective subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction (including any foreign country) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          4.1.3 The Company has heretofore furnished to Parent complete and correct copies of the Company's and Agrigenetics' Articles or Certificate of Incorporation and By-Laws and, within 15 days of the execution of this Agreement, will furnish the equivalent organizational documents of each of their subsidiaries, each as amended through the date hereof. Such Articles of Incorporation, By-Laws and equivalent organizational documents are in full force and effect and no other organizational documents are applicable to or binding upon the Company, Agrigenetics or their subsidiaries. Neither the Company nor Agrigenetics is in violation of any of the provisions of their respective Articles or Certificates of Incorporation or By-Laws in any material respect and no subsidiary of the Company or

Agrigenetics is in violation of any of the provisions of such subsidiary's equivalent organizational documents in any material respect.

          4.1.4 The Company has heretofore furnished to Parent a complete and correct list of the subsidiaries of the Company, which list sets forth the amount of capital stock of or other equity interests in such subsidiaries owned by the Company, directly or indirectly. No entity in which the Company owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all other such entities, material to the business of the Company and its subsidiaries, taken as a whole.

     Section 4.2 Capitalization of the Company. The authorized capital stock of the Company consists of (i) 40,000,000 shares of Common Stock of which, as of January 12, 1996, 22,610,767 shares of Common Stock were issued and outstanding (including 186,500 shares of Common Stock subject to restrictions issued pursuant to employee benefit plans of the Company and its subsidiaries or otherwise) and (ii) 5,000,000 shares of preferred stock, of which, as of January 14, 1996, 3,940 shares of Senior Redeemable Convertible Preferred Stock, Series A ("Series A Convertible Preferred Stock") were authorized and 3,158 shares of Series A Convertible Preferred Stock were issued and outstanding and 200,000 shares of Series B Junior Participating Preferred Stock were reserved for issuance upon exercise of Rights. All outstanding shares of capital stock of the Company have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of January 12, 1996, (i) employee options to purchase an aggregate of 4,169,506 shares of Common Stock were authorized, (ii) employee options to purchase an aggregate of 4,151,248 shares of Common Stock were outstanding, (iii) 4,169,506 shares of Common Stock were reserved for issuance pursuant to employee options, and (iv) the weighted average exercise price of such employee options was $9.76 per share of Common Stock. The Company has previously provided Parent with a complete list of the dates upon which each employee option outstanding as of the date of this Agreement becomes exercisable by the holder thereof. As of January 12, 1996, 1,988,301 shares of Common Stock were reserved for issuance upon conversion of the Series A Convertible Preferred Stock and as of January 14, 1996, the outstanding shares of Series A Convertible Preferred Stock were convertible into 1,815,274 shares of Common Stock and the Investor's Conversion Right was convertible into 1,538,008 shares of Common Stock. As of January 12, 1996, 43,500 shares of Common Stock were reserved for future issuances pursuant to the Restricted Stock Issuance Plan. As of January 12, 1996, 250,000 shares of Common Stock were reserved for future issuances pursuant to the Employee Stock Purchase Plan. Except as set forth above, and except as a result of the exercise of employee options outstanding as of January 12, 1996, there are no Company Securities outstanding. Except as disclosed on Schedule 4.2, there are no outstanding obligations of the Company or any of its subsidiaries to sell or to repurchase, redeem or otherwise acquire any Company Securities. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except with respect to Agrigenetics or as otherwise disclosed on Schedule 4.2, is directly or indirectly owned by the Company, free and clear of all security interests, liens, claims, pledges, charges, voting agreements or other encumbrances of any nature whatsoever (collectively, "Liens"). Except as disclosed on Schedule 4.2, there are no existing options, calls, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any subsidiary of the Company.

     Section 4.3 Capitalization of Agrigenetics. The authorized capital stock of Agrigenetics consists of (i) 100,000 shares of common stock, $.001 par value per share ("Agrigenetics Stock"), of which, as of January 12, 1996, 10,000 shares were issued and outstanding. MPS has good and valid title to 8,054 shares of Agrigenetics Stock, free and clear of any Liens. As of the date of this Agreement, the remaining 1,946 outstanding shares of Agrigenetics Stock are held by Investor and, assuming these shares of Agrigenetics Stock are exchanged for Common Stock as contemplated by the Stock Purchase Agreement, MPS will have, at the Closing, good and valid title to all of the shares of Agrigenetics Stock issued and outstanding. All outstanding shares of Agrigenetics Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth above there are outstanding (i) no shares of capital stock or other voting securities of Agrigenetics, (ii) no securities of Agrigenetics convertible into or exchangeable for shares of capital stock or voting securities of Agrigenetics, (iii) no options, subscriptions, warrants, convertible securities, calls or other rights to acquire from Agrigenetics, and no obligation of Agrigenetics to issue, deliver or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Agrigenetics and (iv) no equity equivalents, interests in the ownership or earnings of Agrigenetics or other similar rights (collectively, "Agrigenetics Securities"). Except as disclosed on Schedule 4.3, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Agrigenetics Securities.

     Section 4.4 Authority Relative to This Agreement. The Company and Agrigenetics have all necessary corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board and no other corporate proceedings on the part of the Company or Agrigenetics are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

     Section 4.5 Waiver of Rights Agreement. The Company and the Board have taken all necessary action prior to the execution of this Agreement pursuant to the Rights Agreement so that Parent and its affiliates will not be included in the definition of "Acquiring Person" (as defined in the Rights Agreement), and that their acquisition of any shares of Common Stock hereunder, under the Stock Purchase Agreement, or otherwise after the date hereof will not cause any adverse consequence to Parent or its affiliates, or the Company, including, without limitation, the occurrence of a Distribution Date (as defined in the Rights Agreement) or any adjustment to the Purchase Price (as defined in the Rights Agreement) as a consequence of the transactions contemplated hereby, by the Stock Purchase Agreement, or any future acquisitions or proposed acquisitions of shares of Common Stock by Parent or its affiliates.

     Section 4.6  Non-Contravention; Required Filings and Consents.

          4.6.1 The execution, delivery and performance by the Company and Agrigenetics of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Articles or Certificate of Incorporation or By-Laws of the Company or Agrigenetics or the equivalent organizational documents of any of their respective subsidiaries; (ii) assuming that all consents, authorizations and approvals contemplated by Section 4.6.2 have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, Agrigenetics, any of their respective subsidiaries or any of their respective properties; (iii) contravene or conflict with the NASD Rules; (iv) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which the Company, Agrigenetics or any of their respective subsidiaries is entitled under any provision of any Significant Agreement as defined in Section 4.16 or any material agreement, contract, license or other instrument binding upon the Company, Agrigenetics, any of their respective subsidiaries or any of their respective properties, or allow the acceleration of the performance of, any obligation of the Company, Agrigenetics or any of their respective subsidiaries under any Significant Agreement or any material indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which the Company, Agrigenetics or any of their respective subsidiaries is a party or by which the Company, Agrigenetics or any of their subsidiaries or any of their respective assets or properties is subject or bound, or prevent the Company or any of its subsidiaries from realizing the benefits otherwise obtainable by the Company or any of its subsidiaries under any Permits (as defined below) or property interests of Company or any of its subsidiaries or any contract, agreement, license, arrangement or commitment of the Company or any of its subsidiaries relating to the business of the Company with respect to employment arrangements, purchase, sale, lease or license of assets, guarantees, restriction on conduct of business, leases, licenses, letters of credit, powers of attorney, joint venture agreements or affiliate agreements or require the affirmative consent or approval of any third party under any such material contract, agreement, license, arrangement or commitment; or (v) result in the creation or imposition of any Lien on any material asset of the Company, Agrigenetics or any of their respective subsidiaries.

          4.6.2 The execution, delivery and performance by the Company and Agrigenetics of this Agreement and the consummation of the transactions contemplated hereby by the Company and Agrigenetics require no action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the Exchange Act and state securities, takeover and Blue Sky Laws; and (iii) such actions or filings which, if not taken or made, would not individually or in the aggregate have a Material Adverse Effect on the Company or materially interfere with the consummation of the transactions contemplated by this Agreement.

     Section 4.7  SEC Reports.

          4.7.1 The Company has filed or will file when due all required forms, reports and documents with the SEC since December 31, 1992 (collectively, the "SEC Reports"), each of which has complied in all material respects with applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The Company has heretofore provided complete and correct copies of each of the SEC Reports to Parent.

          4.7.2 Except as reflected or reserved against in the audited consolidated balance sheet of the Company and its subsidiaries at August 31, 1995 or as set forth on Schedule 4.7.2, to the Company's knowledge, the Company and its subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities incurred in the ordinary course of business since November 30, 1995 which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 4.8 Absence of Certain Changes. Since August 31, 1995, there has not occurred any change or event that has had a Material Adverse Effect on the Company.

     Section 4.9 Finder's Fee. No broker, finder, investment banker or other intermediary is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company, other than BioScience Securities, Inc., the fees and expenses of which will be paid by the Company.

     Section 4.10 Absence of Claims and Litigation. Except as specifically disclosed in Schedule 4.10, as of the date hereof, there is no action, suit, claim, investigation or proceeding pending against the Company or any of its subsidiaries or any of their respective properties before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official, nor to the knowledge of the Company, is any action, suit, claim, investigation or proceeding threatened against or affecting the Company or any of its subsidiaries or any of their respective properties, other than claims relating to alleged nonperformance of seeds or biopesticide products or unsatisfactory services, which, in the aggregate, are adequately reserved against in the consolidated balance sheet of the Company and its subsidiaries in the ordinary course of business. Neither the Company nor any of its subsidiaries nor any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect on the Company or which would prevent or delay the consummation of the transactions contemplated hereby. Except as specifically disclosed on Schedule 4.10, as of the date hereof, there is no action, suit, claim, investigation or proceeding pending against, or to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or their respective properties before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transaction or any of the other transactions contemplated hereby or by the Stock Purchase Agreement.

     Section 4.11 Taxes. Except as set forth on Schedule 4.11, (a) the Company and its subsidiaries have filed, been included in or sent, all material returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them relating to any Taxes (as defined below) with respect to any material income, properties or operations of the Company or any of its subsidiaries (collectively, "Returns"); (b) as of the time of filing, the Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and its subsidiaries and any other information required to be shown therein; (c) the Company and its subsidiaries have timely paid or made appropriate provision for all material Taxes that have been shown as due and payable on the Returns that have been filed; (d) neither the Company nor any of its subsidiaries is delinquent in the payment of any material Taxes or has requested any extension of time within which to file or send any material Return, which Return has not since been filed or sent or which extension has not expired; (e) no material deficiency for any Taxes has been proposed, asserted or assessed in writing against the Company or any of its subsidiaries (or any member of any affiliated or combined group of which the Company or any of its subsidiaries is or has been a member for which either the Company or any of its subsidiaries could be liable) other than those Taxes being contested in good faith by appropriate proceedings; (f) neither the Company nor any of its subsidiaries has granted any extension of the limitation period applicable to any material Tax claims other than those Taxes being contested in good faith by appropriate proceedings; (g) neither the Company nor any of its subsidiaries is subject to liability for Taxes of any person (other than the Company or its subsidiaries), including, without limitation, liability arising from the application of U.S. Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law; (h) neither the Company nor any of its subsidiaries is or has been a party to any material tax sharing agreement with any corporation which is not currently a member of the affiliated group of which the Company is currently a member; and (i) all Taxes which the Company or any of its subsidiaries is required by law to withhold or collect, including sales and use Taxes and amounts required to be withheld for Taxes of employees and other withholding Taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper taxing authorities or are held in separate bank accounts for such purpose.

     "Tax" means with respect to any person (i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value-added or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person and (ii) any liability of the Company or any subsidiary for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated or combined group.

     Section 4.12  Employee Benefits and Labor Matters.

          4.12.1 Within 15 days after the execution of this Agreement, the Company will provide Parent with Schedule 4.12.1 which will contain a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, restricted stock issuance, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company, by Agrigenetics, or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or Agrigenetics would be deemed a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or terminated employee of the Company, Agrigenetics, or any ERISA Affiliate (the "Company Plans").
Schedule 4.12.1 will identify each of the Company Plans that is an "employee benefit plan," as that term is defined in section 3(3) of ERISA (the "Company ERISA Plans").

          4.12.2 Each of the Company Plans has been operated and administered in all material respects in accordance with its terms and in compliance with all statutes, laws, orders, rules, regulations, judgments or decrees applicable to each of the Company Plans including, but not limited to ERISA and the Code.

          4.12.3 With respect to each of the Company Plans, Company and Agrigenetics have made available to Parent or will make available to Parent within 15 days of the execution of this Agreement a true and correct copy of (a) the most recent annual report (Form 5500) filed with the Internal Revenue Service, (b) such Company Plan, (c) each trust agreement and group annuity contract, if any, relating to such Company Plan, (d) the most recent actuarial report or evaluation relating to Company ERISA Plan subject to Title IV of ERISA and (e) each determination letter, if any, relating to any of the Company Plans and any related trusts which are intended respectively to qualify under Section 401(a) of the Code and to be exempt from taxation under Section 501(a) of the Code.

          4.12.4 With respect to the Company Plans, individually and in the aggregate, no event has occurred, and to the knowledge of the Company, Agrigenetics, or any of their ERISA Affiliates, there exists no condition or set of circumstances, including, without limitation, pending, threatened or anticipated claims, actions, suits, proceedings, or investigations in connection with which the Company, Agrigenetics, or any of their ERISA Affiliates, or any of the Company Plans, could be subject to any liability that is reasonably likely to have a Material Adverse Effect upon the Company, Agrigenetics and any of their ERISA Affiliates or subsidiaries taken as a whole (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law. This representation and warranty as a liability with respect to the Company Plans includes, without limitation:

          (i) liability for federal, state, local, or foreign taxes or civil penalties;

          (ii)  termination indemnity liability;

          (iii) liability for "reportable events" (within the meaning of Section 4043 of Title IV of ERISA);

          (iv) liability for any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code);

          (v)   liability under Sections 4064, 4069, or 4204 of ERISA; and

          (vi) withdrawal liability under Section 4201 of Title IV of ERISA with respect to any "multiemployer plan" (as defined in sections 3 (37) and 4001 of ERISA).

          4.12.5 Except as will be set forth in Schedule 4.12.5, with respect to the Company Plans, individually and in the aggregate, there are no funded benefit contribution, or premium obligations for which contributions or payments have not been made or properly accrued and there are no unfunded benefit, contribution, or premium obligations which have not been made or accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of the Company, Agrigenetics, and any of their ERISA Affiliates or subsidiaries, which obligations are reasonably likely to have a Material Adverse Effect on the Company, Agrigenetics, and any of their ERISA affiliates or subsidiaries, taken as a whole.

          4.12.6 Neither the Company nor any of its subsidiaries has any labor contracts, collective bargaining agreements or other employment agreements with any Company personnel or any representative of Company personnel. Neither the Company nor any of its subsidiaries has engaged during the three immediately preceding years in any unfair labor practice with respect to any Company personnel, nor is there any pending unfair labor practice complaint against it. Except for routine grievance procedures, there is no labor strike, dispute, slowdown, or stoppage pending or threatened against or affecting the Company or any of its subsidiaries or their businesses. Neither the Company nor any of its subsidiaries has experienced any primary or secondary work stoppage or other labor difficulty involving its employees during the last five (5) years.

     Section 4.13 Compliance. Neither the Company nor any of its subsidiaries is in violation of, or has violated, any applicable provisions of (i) any laws, rules, statutes, orders, ordinances or regulations, (ii) the NASD Rules, or
(iii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligations to which the Company or its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, which, individually or in the aggregate, would result or reasonably be expected to result in a Material Adverse Effect on the Company.

     Section 4.14  Environmental Matters.

          4.14.1 The Company and its subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all permits and other governmental authorizations required under applicable

Environmental Laws for the operation of the business of the Company and its subsidiaries, and compliance with the terms and conditions thereof), except for any noncompliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.

          4.14.2 There is no Environmental Claim pending or threatened against the Company or any of its subsidiaries which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company.

          4.14.3 Neither the Company nor any of its subsidiaries has, and to the knowledge of the Company, no other person has, Released, placed, stored, buried or dumped Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to or in any property owned, operated or leased or formerly owned, operated or leased by the Company or any of its subsidiaries which, in either case, would require Cleanup pursuant to applicable Environmental Laws which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has received notice that it is a potentially responsible party for the Cleanup of any property, whether or not owned or operated by the Company or any of its subsidiaries, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.15 Intellectual Property. Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company: (1) the Company and each of its subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (2) to the knowledge of the Company, the use of any Intellectual Property by the Company and its subsidiaries does not infringe on or otherwise violate the rights of any person; (3) to the knowledge of the Company, no product (or component thereof or process) used, sold or manufactured by and/or for, or supplied to, the Company or any of its subsidiaries infringes or otherwise violates the Intellectual Property of any other person; and (4) to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company and its subsidiaries. Schedule 4.10 sets forth a complete list of all challenges, claims, infringements, interferences and pending or, to the knowledge of the Company, threatened litigation relating to any Intellectual

Property owned, licensed or used by the Company or any of its subsidiaries.

     Section 4.16 Significant Agreements. Schedule 4.16 sets forth as of the date of this Agreement a complete and correct list of all contracts, agreements, indentures, leases, mortgages, licenses, plans, arrangements, understandings, commitments (whether written or oral) and instruments (collectively, "Contracts") that are material to the Company and its subsidiaries, including, without limitation, the following: (i) all Contracts set forth as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1995 and (ii) any Contract between the Company or any of its subsidiaries, on the one hand, and on the other hand, Pioneer Hi-Bred International or any of its affiliates (collectively, the "Significant Agreements"). Except as set forth on
Schedule 4.16, since August 31, 1995, there have been no transactions between the Company or any of its subsidiaries, on the one hand, and the other parties to the Significant Agreements or any of their respective affiliates, on the other hand, other than transactions in the ordinary course of business consistent with past practice pursuant to and in accordance with the terms of the Significant Agreements. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which the Company or any of its subsidiaries is entitled under any provision of any Significant Agreement.

     Section 4.17  Product Registrations.  Except as disclosed in Schedule 4.17,
(i) the Company has obtained all Product Registrations required for the conduct of its business or the business of any of its subsidiaries, (ii) the Company is the sole and exclusive owner of all right, title and interest in such Product Registrations, free and clear of any claim, security interest, lien, option or charge of any kind, unless such Product Registrations must be held by companies domiciled within a specific country, and (iii) the Company has an unrestricted right to reference all studies and other Data used to obtain or maintain such Product Registrations. The Company's Product Registrations are in full force and effect and have not been used or enforced, or failed to be used or enforced, in a manner that would result in their abandonment, cancellation or unenforceability. There are no claims of adverse ownership, invalidity or other opposition to or conflict with any of the Company's Product Registrations. To the knowledge of the Company, neither the Company, nor any of its subsidiaries, has violated or infringed or is in violation of or infringement of any Product Registrations held by any other person. To the Company's knowledge, no infringements or violations of the Company's Product Registrations have occurred or are continuing. The Company's Product Registrations constitute all registrations and other governmental approvals to market and sell the pesticide or genetically modified products currently marketed and sold by the Company.


                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company as follows:

     Section 5.1 Organization. Parent is a general partnership organized under the laws of the State of Indiana and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Parent and Subsidiary each has all requisite partnership or corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction (including any foreign country) in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Subsidiary.

     Section 5.2 Authority Relative to this Agreement. Each of Parent and Subsidiary has all necessary partnership or corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Parent in accordance with its Amended and Restated Partnership Agreement, and by Parent as the sole stockholder of Subsidiary, and no other partnership or corporate proceedings on the part of Parent or Subsidiary are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of Parent and Subsidiary and constitutes a legal, valid and binding agreement of each of Parent and Subsidiary, enforceable against each of Parent and Subsidiary in accordance with its terms.

     Section 5.3  Non-Contravention; Required Filings and Consents.

          5.3.1 The execution, delivery and performance by Parent and Subsidiary of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Amended and Restated Partnership Agreement, Certificate of Incorporation, By-Laws or other organizational documents of Parent, any of its partners or Subsidiary; (ii) assuming that all consents, authorizations and approvals contemplated by Section 5.3.2 have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent, any of its partners or Subsidiary or any of their respective properties; (iii) conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which Parent or Subsidiary is entitled under any provision of any Subsidiary Agreement (as defined in Section 5.14 below) or any material agreement, contract, license or other instrument binding upon Parent, Subsidiary or any of their respective properties, or allow the acceleration of the performance of, any obligation of Parent or Subsidiary under any Subsidiary Agreement or any material indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which Parent or Subsidiary is a party or by which Parent or Subsidiary or any of their respective assets or properties is subject or bound, or prevent Subsidiary from realizing the benefits otherwise obtainable by Subsidiary under any Permits (as defined in Section 5.17 below) or property interests of Parent or Subsidiary or any contract, agreement, license, arrangement or commitment of Parent or Subsidiary relating to the business of Subsidiary with respect to employment arrangements, purchase, sale, lease or license of assets, guarantees, restriction on conduct of business, leases, licenses, letters of credit, powers of attorney, joint venture agreements or affiliate agreements or require the affirmative consent or approval of any third party under any such material contract, agreement license, arrangement or commitment; or (iv) result in the creation or imposition of any Lien on any asset of Parent or Subsidiary.

          5.3.2 The execution, delivery and performance by Parent and Subsidiary of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the Exchange Act and state securities, takeover and Blue Sky Laws; and (iii) such actions or filings which, if not taken or made, would not, individually or in the aggregate, have a Material Adverse Effect on Subsidiary or materially interfere with the consummation of the transactions contemplated by this Agreement or the Stock Purchase Agreement.

     Section 5.4 Capitalization of Subsidiary. The authorized capital stock of Subsidiary consists of (i) 1,000 Subsidiary Shares of which, as of January 12, 1996, 1,000 Subsidiary Shares were issued and outstanding. Parent has, and at the Closing hereunder Parent will have, good and valid title to all of the outstanding Subsidiary Shares, free and clear of any Liens. All outstanding Subsidiary Shares have been validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth above, there are no Subsidiary Securities outstanding. There are no outstanding obligations of Subsidiary to sell or to repurchase, redeem or otherwise acquire any Subsidiary Securities. Subsidiary has no subsidiaries.

     Section 5.5 Financial Statements. 5.5.1 Schedule 5.5.1 sets forth complete and correct copies of the pro forma unaudited financial statements of Subsidiary for the twelve month periods ended September 30, 1994 and 1995. Within 15 days after the execution of this Agreement, Parent will provide Company a complete and correct copy of unaudited financial statements of Subsidiary for the calendar quarters ended March 31, 1995, June 30, 1995, September 30, 1995, and December 31, 1995. Within 10 days after the Closing Parent will provide Company with a complete and correct copy of the Subsidiary Closing Balance Sheet. All such financial statements collectively will hereinafter be referred to as the "Subsidiary Financial Statements." The Subsidiary Financial Statements and the calculations of the Subsidiary Tangible Net Worth and the average tangible net worth fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of Subsidiary as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

          5.5.2 Except as reflected or reserved against in the audited consolidated balance sheet of Subsidiary at September 30, 1995 or as set forth on Schedule 5.5.2, to the knowledge of Parent, Subsidiary has no liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities incurred in the ordinary course of business since September 30, 1995 which would not, individually or in the aggregate, have a Material Adverse Effect on Subsidiary.

     Section 5.6 Absence of Certain Changes. Since September 30, 1995, there has not occurred any change or event that has had a Material Adverse Effect on Subsidiary.

     Section 5.7 Finder's Fee. No broker, finder, investment banker or other intermediary is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or by the Stock Purchase Agreement based upon arrangements made by and on behalf of Parent.

     Section 5.8 Absence of Claims and Litigation. Except as specifically disclosed on Schedule 5.8, as of the date of this Agreement, there is no action, suit, claim, investigation or proceeding pending against Subsidiary or any of its respective properties before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official, nor to the knowledge of Parent, is any action, suit, claim, investigation or proceeding threatened against or affecting Subsidiary or any of its properties, other than the claims relating to alleged nonperformance of seeds, which, in the aggregate, are adequately reserved against in Subsidiary's balance sheet in the ordinary course of business. Neither Subsidiary nor any of its properties is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect on Subsidiary or which would prevent or delay the consummation of the transactions contemplated hereby. Except as specifically disclosed on Schedule 5.8, as of the date of this Agreement, there is no action, suit, claim, investigation or proceeding pending against, or to the knowledge of Parent, threatened against or affecting Parent or any of its partners or properties before any court or arbitrator or any administrative, regulatory or governmental body, or any agency or official which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transaction or any of the other transactions contemplated hereby or by the Stock Purchase Agreement. Neither Parent nor any of its partners or properties is subject to any order, writ, judgment, injunction, decree, determination or award which would reasonably be expected to have a Material Adverse Effect on Subsidiary or would prevent or delay the consummation of the transactions contemplated hereby.

     Section 5.9 Taxes. Except as set forth on Schedule 5.9, (a) Subsidiary has filed, been included in or sent, all material returns, declarations and reports and information returns and statements required to be filed or sent by or relating to it relating to any Taxes with respect to any material income, properties or operations of Subsidiary (collectively, "Subsidiary Returns"); (b) as of the time of filing, the Subsidiary Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of Subsidiary and any other information required to be shown therein; (c) Subsidiary has timely paid or made provision for all material Taxes that have been shown as due and payable on the Subsidiary Returns that have been filed; (d) Subsidiary has made or will make provision for all material Taxes payable for any periods that end before the Closing for which no Subsidiary Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period ending at the Closing; (e) the charges, accruals and reserves for taxes reflected on the books of Subsidiary are adequate to cover the Tax liabilities accruing or payable by Subsidiary in respect of periods prior to the date hereof; (f) Subsidiary is not delinquent in the payment of any material Taxes nor has it requested any extension of time within which to file or send any material Subsidiary Return, which Subsidiary Return has not since been filed or sent or which extension has not expired; (g) no material deficiency for any Taxes has been proposed, asserted or assessed in writing against Subsidiary (or any member of any affiliated or combined group of which Subsidiary is or has been a member for which either the Company or any of its subsidiaries could be liable) other than those Taxes being contested in good faith by appropriate proceedings; (h) Subsidiary has not granted any extension of the limitation period applicable to any material Tax claims other than those Taxes being contested in good faith by appropriate proceedings; (i) Subsidiary is not subject to liability for Taxes of any other person, including, without limitation, liability arising from the application of U.S. Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law; (j) Subsidiary is not nor has it been a party to any material tax sharing agreement with any corporation which is not currently a member of the affiliated group of which Subsidiary is currently a member; and (k) all Taxes which Subsidiary is required by law to withhold or collect, including sales and use Taxes and amounts required to be withheld for Taxes of employees and other withholding Taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper taxing authorities or are held in separate bank accounts for such purpose.

     Section 5.10  Employee Benefits.

          5.10.1 Within 15 days after the execution of this Agreement, Parent will provide the Company with Schedule 5.10.1 which will contain a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, restricted stock issuance, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Subsidiary for the benefit of any employee or terminated employee of Subsidiary (the "Subsidiary Plans"). Schedule 5.10.1 will identify each of the Subsidiary Plans that is an "employee benefit plan," as that term is defined in section 3(3) of ERISA (the "Subsidiary ERISA Plans").

          5.10.2 Each of the Subsidiary Plans has been operated and administered in all material respects in accordance with its terms and in compliance with all statutes, laws, orders, rules, regulations, judgments or decrees applicable to each of the Subsidiary Plans including, but not limited to ERISA and the Code.

          5.10.3 With respect to each of the Subsidiary Plans, Parent has made available to the Company or will make available to Company within 15 days of the execution of this Agreement a true and correct copy of (a) the most recent annual report (Form 5500) filed with the Internal Revenue Service, (b) such Subsidiary Plan, (c) each trust agreement and group annuity contract, if any, relating to such Subsidiary Plan, (d) the most recent actuarial report or evaluation relating to Subsidiary ERISA Plan subject to Title IV of ERISA and
(e) each determination letter, if any, relating to any of the Subsidiary Plans and any related trusts which are intended respectively to qualify under Section 401(a) of the Code and to be exempt from taxation under Section 501(a) of the Code.

          5.10.4 With respect to the Subsidiary Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Parent there exists no condition or set of circumstances, including, without limitation, pending, threatened or anticipated claims, actions, suits, proceedings, or investigations in connection with which Subsidiary, or any of the Subsidiary Plans, could be subject to any liability that is reasonably likely to have a Material Adverse Effect upon Subsidiary (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law. This representation and warranty as a liability with respect to the Company Plans includes, without limitation:

          (i) liability for federal, state, local, or foreign taxes or civil penalties;

          (ii)  termination indemnity liability;

          (iii) liability for "reportable events" (within the meaning of Section 4043 of Title IV of ERISA);

          (iv) liability for any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code);

          (v)   liability under Sections 4064, 4069, or 4204 of ERISA; and

          (vi) withdrawal liability under Section 4201 of Title IV of ERISA with respect to any "multiemployer plan" (as defined in sections 3 (37) and 4001 of ERISA).

          5.10.5 Within 15 days after the date of this Agreement, Parent will provide the Company with Schedule 5.10.5. Except as will be set forth in
Schedule 5.10.5, with respect to the Subsidiary Plans, individually and in the aggregate, there are no funded benefit contribution, or premium obligations for which contributions or payments have not been made or properly accrued and there are no unfunded benefit, contribution, or premium obligations which have not been made or accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Subsidiary, which obligations are reasonably likely to have a Material Adverse Effect on Subsidiary.

          5.10.6 Subsidiary does not have any labor contracts, collective bargaining agreements or other employment agreements with any company personnel or any representative of company personnel. Subsidiary has not engaged during the three immediately preceding years in any unfair labor practice with respect to any company personnel, nor is there any pending unfair labor practice complaint against it. Except for routine grievance procedures, there is no labor strike, dispute, slowdown, or stoppage pending or threatened against or affecting Subsidiary or its business. Subsidiary has not experienced any primary or secondary work stoppage or other labor difficulty involving its employees during the last five (5) years.

          5.10.7 None of the Company, Subsidiary, Agrigenetics or any of their subsidiaries will be liable on or after the Closing in respect of any benefit plan maintained or contributed to by any affiliate of Subsidiary prior to the Closing.

     Section 5.11 Compliance. Neither Parent nor Subsidiary is in violation of, or has violated, any applicable provisions of (i) any laws, rules, statutes, orders, ordinances or regulations or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligations to which Parent or Subsidiary is a party or by which Subsidiary or their respective properties are bound or affected, which, individually or in the aggregate, would result or reasonably be expected to result in a Material Adverse Effect on Subsidiary.

     Section 5.12  Environmental Matters.

          5.12.1 Subsidiary is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by Subsidiary of all permits and other governmental authorizations required under applicable Environmental Laws for the operation of Subsidiary's business, and compliance with the terms and conditions thereof), except for any noncompliance that individually or in the aggregate would not reasonably be expected to result in any loss or liability to Subsidiary in excess of $100,000.

          5.12.2 There is no Environmental Claim pending or threatened against Subsidiary which individually or in the aggregate would reasonably be expected to result in any loss or liability to Subsidiary in excess of $100,000.

          5.12.3 Subsidiary has not, and to the knowledge of Parent, no other person has Released, placed, stored, buried or dumped Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to or in any property owned, operated or leased or formerly owned, operated or leased by Subsidiary, which, in either case, would require Cleanup pursuant to applicable Environmental Laws which, individually or in the aggregate, would reasonably be expected to result in any loss or liability to Subsidiary in excess of $100,000, and Subsidiary has not received notice that it is a potentially responsible party for the Cleanup of any property, whether or not owned or operated by Subsidiary, which individually or in the aggregate would reasonably be expected to result in any loss or liability to Subsidiary in excess of $100,000.

     Section 5.13  Intellectual Property.

          5.13.1 Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Subsidiary: (1) Subsidiary owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of Subsidiary's business as currently conducted; (2) to the knowledge of Parent, the use of any Intellectual Property by Subsidiary does not infringe on or otherwise violate the rights of any person; (3) to the knowledge of Parent, no product (or component thereof or process) used, sold or manufactured by and/or for, or supplied to, Subsidiary infringes or otherwise violates the Intellectual Property of any other person; and (4) to the knowledge of Parent, no person is challenging, infringing on or otherwise violating any right of Subsidiary with respect to any Intellectual Property owned by and/or licensed to Subsidiary. Schedule 5.8 sets forth a complete list as of the date of this Agreement of all challenges, claims, infringements, interferences and pending or, to the knowledge of Parent, threatened litigation relating to any Intellectual Property owned, licensed or used by Subsidiary.

     Section 5.14 Significant Agreements. Schedule 5.14 sets forth as of the date of this Agreement a complete and correct list of all contracts that are material to the business, properties, assets, condition (financial or otherwise) or results of operations of Subsidiary, except such contracts that were executed in the ordinary course of business (collectively, the "Subsidiary Agreements"). Except as set forth on Schedule 5.14, since September 30, 1995, there have been no transactions between Subsidiary, on the one hand, and the other parties to the Subsidiary Agreements or any of their respective affiliates, on the other hand, other than transactions in the ordinary course of business consistent with past practice pursuant to and in accordance with the terms of the Subsidiary Agreements. Except as specified on Schedule 5.14, all Subsidiary Agreements required to be listed on Schedule 5.14 are valid and binding, enforceable (in all material respects) in accordance with their respective terms and in full force and effect. Neither Subsidiary nor, to the best of Parent's knowledge, any other party thereto, is in breach of any material provision of or in default under any material term of any such Subsidiary Agreement, and there exists no condition or event which after lapse of time or notice (or both) would constitute any such breach or default or result in any right of termination, cancellation, acceleration or loss of any benefits thereunder. True and complete copies of all such Subsidiary Agreements have been or will be delivered to the Company within 15 days after the execution of this Agreement.

     Section 5.15 Charter Documents and Corporate Records. Parent and Subsidiary have delivered to the Company or will deliver within a reasonable time after signing true and complete copies of (i) the Certificate of Incorporation and By-laws, or comparable instruments, of Subsidiary as in effect on the date hereof, (ii) the stock books of Subsidiary and (iii) the minute books of Subsidiary. The minute books of Subsidiary contain true and complete records of all meetings and consents in lieu of meeting of the Board of Directors (and any committee thereof) of Subsidiary, and its stockholders, for the periods covered thereby and accurately reflect in all material respects all transactions referred to in such minutes and consents in lieu of meeting.

     Section 5.16  Assets.

          5.16.1 Subsidiary owns or has the right to use all of the patents, trademarks, tradenames, copyrights, conventional germplasm, real property and equipment ("Assets") used predominantly in or necessary for the conduct of Subsidiary's business as currently conducted; provided, however, that High Oil Germ Plasm (as defined in Schedule 5.16.1) shall be specifically excluded from Assets. Schedule 5.16.1 sets forth Parent's High Oil Germ Plasm as of the date of this Agreement. To the extent any of the Assets were owned by Parent immediately prior to the execution of this Agreement, they were transferred to Subsidiary pursuant to the Transfer Agreement executed between Parent and Subsidiary dated January 12, 1996, as amended.

          5.16.2 None of the Assets are subject to Liens, except (i) Liens incurred or made in the ordinary course of business which are not substantial in character, amount or extent and do not materially impair the usefulness of such properties and assets in the conduct of the business of Subsidiary; (ii) Liens for taxes, assessments or other governmental charges or levies which are either not yet due or are being contested in good faith and by appropriate proceedings or can be paid without penalty and which do not materially impair the usefulness of such Assets in the conduct of the business of Subsidiary; or (iii) as reflected on the Subsidiary Balance Sheet.

          5.16.3 Subsidiary has good and insurable fee title to, or a valid and subsisting leasehold interest in, the real property and, in the case of such owned real property, to all the buildings, structures and other improvements located thereon. Subsidiary does not own or hold, and is not contractually obligated under or a party to, any option, right of first refusal or other contractual right to lease, purchase or acquire any real property or interest therein. Within 15 days after the date of execution of this Agreement, Parent will deliver to the Company true, correct and complete copies of all leases, subleases, licenses and other agreements (including all modifications, amendments and supplements thereto) for the leased real property listed on
Schedule 5.16.3 (collectively, the "Real Property Leases"). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by Parent or Subsidiary as tenant thereunder are current, no notice of default or termination under any Real Property Lease is outstanding, no termination event or condition or uncured default on the part of Parent or Subsidiary or, to Parent's and Subsidiary's knowledge, the landlord, exists under any Property Lease and, to Parent's or Subsidiary's knowledge no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. Parent has not received notice of, and Parent has no knowledge of, any pending, threatened or contemplated condemnation proceeding affecting the real property or any part thereof or of any sale or other disposition of the real property or any part thereof in lieu of condemnation. No portion of the real property has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

     Section 5.17 Licenses, Permits, Authorizations, Etc. Subsidiary has all required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign (collectively, "Permits"), the failure to obtain which would be expected to have a Material Adverse Effect on Subsidiary. Neither Parent nor, to Parent's knowledge, Subsidiary, has received any notifications of any asserted failure or is otherwise aware of any failure by it to have obtained any such Permit or past and unremedied failure to obtain any such Permit. All Permits are in full force and effect. No material violations have been alleged in writing by any governmental authority or agency, whether federal, state, local or foreign, and no proceeding is pending or, to the knowledge of Parent, threatened, to revoke, suspend, cancel or limit a Permit, which revocation or similar action would be expected to have a Material Adverse Effect on Subsidiary. No action by any of the parties hereto is required in order that all Permits will remain in full force and effect immediately after the Closing.

     Section 5.18 Employee Relations. Subsidiary has approximately 160 employees. No union or other collective bargaining unit has been certified or recognized by Subsidiary as representing any of its employees and, to the knowledge of Parent, no union organizing efforts have been conducted within the last five years or are now being conducted. Subsidiary has not at any time during the last five years had, nor, to the knowledge of Parent, is there now threatened, a strike, picket, work stoppage, work slowdown or other labor trouble. Subsidiary has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including, without limitation, those relating to wages, hours, employment practices, terms and conditions of employment, collective bargaining, equal opportunity or similar laws and the payment and withholding of taxes, and Subsidiary has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and is not liable for any arrears of wages or other taxes or penalties for failure to comply with any of the foregoing. There are no material claims, suits, actions, proceedings or controversies pending or, to the knowledge of Parent, threatened between Subsidiary and any of its employees, and, to the knowledge of Parent, no basis exists for the making of any claim, suit, action or proceeding against

Subsidiary in respect of sexual harassment or discrimination based on sex, age, race, disability or sexual orientation.

     Section 5.19 Investment Intent. Parent is purchasing or acquiring the Purchase Shares for its own account for investment and not with a present view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Subject to compliance with the HSR Act, the purchase of the Purchase Shares by Parent hereunder is legally permitted by all laws and regulations to which Parent is subject.


                                   ARTICLE 6

                                   COVENANTS

     Section 6.1 Conduct of Business of the Company, Agrigenetics and Subsidiary. Except as otherwise expressly provided in this Agreement, during the period from the date hereof to the Closing, the Company, Agrigenetics and their respective subsidiaries and Subsidiary will each conduct its operations according to its ordinary course of business consistent with past practice, and the Company, Agrigenetics and their respective subsidiaries and Subsidiary will each use its best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing, neither the Company and Agrigenetics on the one hand, nor Subsidiary on the other hand, will, except, with the prior written consent of the other:

          6.1.1 amend or propose to amend its certificate or articles of incorporation or by-laws or equivalent organizational documents;

          6.1.2 authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights), except, in the case of the Company, pursuant to any Company Plan as in effect as of the date hereof or upon any conversion of Series A Convertible Preferred Stock or upon exercise of the Investor's Conversion Right, or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

          6.1.3 split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock (other than dividends or distributions by a directly or indirectly wholly owned subsidiary of the Company), or redeem, repurchase or otherwise acquire any of its securities or any securities of its subsidiaries;

          6.1.4 (i) incur any indebtedness for borrowed money or issue any debt securities or, except in the ordinary course of business consistent with past practice, assume, guarantee or endorse the obligations of any other person; (ii) except as the Company has previously informed Parent in writing, make any loans, advances or capital contributions to, or investments in, any other person (other than, in the case of the Company, to subsidiaries of the Company); (iii) pledge or otherwise encumber shares of its capital stock or of its subsidiaries; or
(iv) except in the ordinary course of business consistent with past practice, mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon;

          6.1.5 enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, restricted stock, stock appreciation rights or performance units); provided, however, the Company may adopt, amend or enter into (i) employee stock option plans or agreements up to the limit described in Section
6.16.2 or (ii) in the case of employees who are not officers or directors, provision for normal compensation increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense;

          6.1.6 acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and Agrigenetics on the one hand or Subsidiary on the other hand, or enter into any contract, agreement, commitment or transaction outside the ordinary course of business consistent with past practice;

          6.1.7 change any of the accounting principles or practices used by it;

          6.1.8 (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $2,000,000 (in the case of the Company, other than capital expenditures heretofore approved by the management of the Company in the aggregate amount of $5,400,000 and additional capital expenditures that may be approved by management of the Company to upgrade the production facilities which shall not exceed $3,700,000; (iii) settle any litigation involving payments in excess of $50,000 individually or $200,000 in the aggregate; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          6.1.9 make any tax election or settle or compromise any tax liability;

          6.1.10 pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in its financial statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

          6.1.11 in the case of the Company or its subsidiaries, terminate, modify, amend or waive compliance with any provision of, any of the Significant Agreements, or fail to take any action necessary to preserve the benefits of any Significant Agreement to the Company or any of its subsidiaries, and in the case of Subsidiary, terminate, modify, amend or waive compliance with any provision of, any of the Subsidiary Agreements (except as described in Schedule 5.14), or fail to take any action necessary to preserve the benefits to Subsidiary of any Subsidiary Agreements; or

          6.1.12 except, in the case of the Company or its subsidiaries, as may arise out of the discussions currently in progress that have been previously disclosed to Parent in writing, enter into any licensing agreements, technical collaborations with third parties or any other similar transactions outside of the ordinary course of business;

          6.1.13 take, or agree in writing or otherwise to take, any of the actions described above in this Section 6.1 or any action which would make any of the representations or warranties of the Company or of Parent contained in this Agreement untrue or incorrect or would result in any of the conditions hereunder not being satisfied.

     Section 6.2 Qualified Stock Purchase. The parties agree that the sale of the Subsidiary Shares in exchange for the Seed Purchase Shares and the Promissory Note is intended to constitute a "qualified stock purchase" within the meaning of Section 338 (d)(3) of the Code and the parties will not take any positions inconsistent with that intention in any Return or Subsidiary Return.

     Section 6.3  Access to Information and Facilities.

          6.3.1 Subject to applicable law, for a period of 90 days from the date hereof, upon reasonable notice, the Company will give each of Parent and its counsel, financial advisors, auditors, consultants and other authorized representatives reasonable access to all senior management, outside accountants and other experts and to all properties and books and records of the Company and its subsidiaries, and the Company will permit each of Parent and its counsel, financial advisors, auditors, consultants and other authorized representatives to make such inspections of the foregoing properties, books and records as Parent may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent or its authorized representatives with such financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as Parent may reasonably request. Any such access will be provided, and all such inspections will be conducted, at reasonable times and in such a manner so as not to interfere unreasonably with the operation of the business of the Company or its subsidiaries. No investigation pursuant to this Section 6.3.1 will affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereunder. Information supplied and access granted under this Section 6.3.1 will be subject to the Confidentiality Agreement.

          6.3.2 Subject to applicable law, between the date hereof and the Closing, upon reasonable notice, Subsidiary will give each of the Company and its counsel, financial advisors, auditors, consultants and other authorized representatives reasonable access to all senior management, outside accountants and other experts and to all properties and books and records of Subsidiary, and Subsidiary will permit each of the Company and its counsel, financial advisors, auditors, consultants and other authorized representatives to make such inspections of the foregoing properties, books and records as the Company may reasonably require and will cause Subsidiary's officers and those of its subsidiaries to furnish the Company or its authorized representatives with such financial and operating data and other information with respect to the business and properties of Subsidiary as the Company may reasonably request. Any such access will be provided, and all such inspections will be conducted, at reasonable times and in such a manner so as not to interfere unreasonably with the operation of the business of Subsidiary. No investigation pursuant to this Section 6.3.2 will affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereunder. Information supplied and access granted under this Section
6.3.2 will be subject to the Confidentiality Agreement.

     Section 6.4 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent, Subsidiary, the Company and Agrigenetics will cooperate with one another (i) in the preparation and filing of any required filings under the HSR Act; (ii) in determining whether action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) is required, proper or advisable or any actions, consents, waivers or approvals are required to be obtained from parties to any contracts, in connection with the transactions contemplated by this Agreement and taking into account the transactions contemplated by the Stock Purchase Agreement; and (iii) in seeking to obtain on a timely basis any such actions, consents and waivers and to make any such filings. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto will take all such necessary action.

     Section 6.5 Public Announcements. Parent and Subsidiary, one the one hand, and the Company and Agrigenetics, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and the Stock Purchase Agreement, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by applicable rules of any securities exchange or inter-dealer quotation system.

     Section 6.6 Indemnification of Subsidiary, Directors, Officers, Employees and Agents. The Company and Agrigenetics agree that all rights to indemnification existing in favor of the present or former directors, officers, employees and agents of Subsidiary as provided in Subsidiary's Certificate of

Incorporation or By-Laws as in effect as of the date hereof with respect to matters occurring prior to the Closing will survive the Closing and will continue in full force and effect for a period of not less than five years.

     Section 6.7 Notification of Certain Matters. The Company and Agrigenetics will give prompt notice to Parent and Subsidiary, and Parent and Subsidiary will give prompt notice to the Company and Agrigenetics, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Agrigenetics, Parent or Subsidiary, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section
6.7 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 6.8  No Solicitation.

          6.8.1 The Company will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below). The Company will not, directly or indirectly, through any officer, director, employee, representative or agent or any of its subsidiaries, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the acquisition, in any manner, directly or indirectly, of a material equity interest in or a material amount of voting securities or assets of the Company, Agrigenetics or any of their respective subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"),
(ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or
(iii) agree to, approve or recommend any Acquisition Proposal; provided, that nothing contained in this Section 6.8 will prevent the Company from (A) furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide written Acquisition Proposal by such person or recommending an Acquisition Proposal to the stockholders of the Company or entering into an agreement with respect to an Acquisition Proposal or terminating this Agreement, if and only to the extent that the Board determines in good faith after consultation with outside legal counsel that such action is necessary for the Board to comply with its fiduciary duties to stockholders under applicable law and prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Board receives from such person an executed confidentiality agreement in form customary for transactions of such nature, and the Company may do the foregoing without any liability for breach of this Agreement; and (B) complying with Rules 14D-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

          6.8.2 The Company will notify Parent immediately (and no later than 24 hours) after receipt by the Company of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company, Agrigenetics or any of their respective subsidiaries by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice will be made orally and in writing and will indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contract.

     Section 6.9 Pre-Closing Restrictions on Stock Acquisitions. From the date of this Agreement until the Closing, neither Parent nor any of its affiliates will, directly or indirectly, acquire or propose to acquire any shares of Common Stock other than pursuant to this Agreement or the Stock Purchase Agreement or any amendments hereto or thereto, unless, on or after the date of this Agreement, (a) any person or group of persons other than (1) any person specified in Rule 13d-1(b)(1)(i) and (ii) under the Exchange Act or (2) any person who does not own 10% or more of the outstanding shares of Common Stock as of the date of this Agreement, acquires beneficial ownership of shares of Common Stock representing 10% or more of the then total outstanding shares of Common Stock, (b) any beneficial owner, other than any person specified in Rule 13d-1(b)(1)(i) and (ii) under the Exchange Act, of the Company who beneficially owned 10% or more of the outstanding shares of Common Stock as of the date of this Agreement acquires beneficial ownership of additional shares of Common Stock representing 2% or more of the outstanding shares of Common Stock, (c) any person or group of persons other than Parent or any of its affiliates commences or makes a public announcement of an intention to commence a tender offer to acquire 10% or more of the then total outstanding shares of Common Stock, (d) any person or group of persons other than Parent or any of its affiliates makes an Acquisition Proposal relating to shares of Common Stock representing 40% or more of the then outstanding shares of Common Stock, which Acquisition Proposal is not conditioned on obtaining financing or financing commitments, or (e) the Company enters into an agreement with any person pursuant to the proviso in Section 6.8.1 or this Agreement has been terminated.

     Section 6.10 Rights Agreement. Unless this Agreement and the Stock Purchase Agreement have both been terminated according to their terms without Parent or an affiliate, successor or assign of Parent having purchased any shares of Common Stock under either this Agreement or the Stock Purchase Agreement (collectively, "Double Termination"), the Company, from and after the date of this Agreement (i) will take all necessary steps to ensure that the Rights Agreement and the rights thereunder will not prevent Parent or an affiliate of Parent from acquiring or proposing to acquire some or all of the outstanding shares of Common Stock and (ii) will not amend, interpret or enforce the Rights Agreement or adopt any new shareholder rights agreement or other similar agreement, plan or measure, if such amendment, interpretation, enforcement or adoption would have an adverse effect on Parent or on the ability of Parent or an affiliate to acquire or propose to acquire some or all of the outstanding shares of Common Stock. If a Double Termination occurs the action described in Section 4.5 may be revoked.

     Section 6.11  Post-Closing Covenants of the Company.

          6.11.1 Subject to Section 6.12, so long as Parent has the right to nominate at least two members to the Board, the Company will not, without the prior written approval of Parent, issue any shares of Common Stock or Common Stock Equivalents except: (i) shares of Common Stock authorized and reserved as of the date hereof for issuance pursuant to any Company Plan, (ii) not more than an aggregate of 2,000,000 new Common Stock Equivalents issued to directors, officers or employees pursuant to any employee benefit plans approved by the Company during the 3 year period after the Measurement Date and (iii) not more than an aggregate of 2,000,000 shares of Common Stock in exchange for the assets or securities of one or more other persons. In the event that the Company at any time after the date of this Agreement declares or pays a dividend on any Company Security payable in shares of Common Stock, subdivides or splits the outstanding Common Stock, combines or consolidates the outstanding Common Stock into a smaller number of shares, effects a reverse split of the outstanding shares, or issues any shares of Common Stock in an exchange, reclassification, consolidation or merger, the 2,000,000 share limitations in (ii) and (iii) above will be proportionately adjusted accordingly. Whenever the Company proposes to issue any shares of Common Stock pursuant to this Section 6.11.1, the Company will offer Parent the right, exercisable within 60 days of such offer, to purchase at Market Value such number of additional shares of Common Stock from the Company as will prevent the Total Percentage Interest of Parent from being reduced as a result of the proposed issuance of Common

Stock. For purposes of this Section 6.11, "Total Percentage Interest of Parent" means the percentage of shares of Common Stock beneficially owned by Parent and its affiliates, determined on the basis of the total number of shares of Common Stock actually outstanding.

          6.11.2 Subject to Section 6.12, but notwithstanding the limitations in Section 6.11.1, following the second anniversary of the Measurement Date, the Company may issue New Securities for cash provided that the Company will have first afforded Parent a right of first refusal to purchase all of the New Securities proposed to be issued for cash in accordance with this Section 6.11.2 (other than any New Securities issued to (i) officers, directors or employees or the Company and any of its subsidiaries pursuant to any Company Plan or newly created employee benefit plan, and (ii) Parent or any of its affiliates). If the Company proposes to issue any New Securities for cash at any time following the second anniversary of the Measurement Date, the Company will deliver to Parent a written notice stating the number and kind of New Securities proposed to be issued, the identities of the persons to whom the New Securities are proposed to be issued, the proposed cash issue price of the New Securities and the other terms and conditions upon which the New Securities are proposed to be issued (a "Right of First Refusal Notice"). For a period of 20 business days following the date of Parent's receipt of a Right of First Refusal Notice, Parent will have the right to purchase the New Securities described in the Right of First Refusal Notice in whole or in part at a cash price equal to the Market Value (the "Right of First Refusal") by so notifying the Company in writing. If Parent has not notified the Company in writing of its intention to exercise such Right of First Refusal by the close of business on the 20th business day following Parent's receipt of the Right of First Refusal Notice, the Company may issue such New Securities for cash in the manner stated in the Right of First Refusal Notice, or, if Parent has notified the Company in writing of its intention to exercise such Right of First Refusal only in part, the Company may thereafter issue for cash the portion of the New Securities not being purchased by Parent or its affiliates in the manner stated in the Right of First Refusal Notice. If, subsequent to the date of any Right of First Refusal Notice, the Company proposes to issue the New Securities described in the Right of First Refusal Notice at a different price or on terms and conditions otherwise materially different from those described in the Right of First Refusal Notice, the Company will deliver to Parent a new Right of First Refusal Notice describing such terms and conditions and repeat the foregoing procedures. The Company and Parent understand and acknowledge that the foregoing Right of First Refusal is not intended to enforce a common law preemptive right and is entered into as a matter of contract at arms'-length. If the Right of First Refusal is deemed to be invalid or unenforceable, in whole or in part, by the final judgment of a court of competent jurisdiction, the Company will, for a period of 30 days following the date of such final judgment, offer Parent the right to purchase at Market Value such number of additional shares of Common Stock from the Company as will prevent the Total Percentage Interest of Parent represented by the Common Stock then beneficially owned by Parent from being reduced as a result of the proposed issuance of New Securities.

          6.11.3 So long as Parent has the right to nominate at least two members to the Board, the Company will not, without the prior written approval of Parent, merge, consolidate, exchange, sell, lease, transfer or otherwise dispose of (i) the Company's plant science business (the "Seed Business") or
(ii) the Company's crop protection business (the "Crop Business").

          6.11.4 So long as Parent has the right to nominate at least two members to the Board, the Company will not, without the prior written approval of Parent, purchase, invest, lease or otherwise acquire securities or assets which are not related to and for use in the Seed Business or the Crop Business.

          6.11.5 After the Closing, the Company and Agrigenetics will use their reasonable best efforts to cause Subsidiary to perform and comply with all of its material contractual obligations existing as of the Closing, including such obligations assigned by Parent to Subsidiary, where the failure of Subsidiary to so perform and comply would result in actual damages or losses to Parent.

          6.11.6 After the Closing, upon Parent's request, the Company will establish a voluntary process by which Parent will be permitted to purchase shares of Common Stock from participating employees of the Company upon the exercise of employee stock options by such participating employees; provided, however, that Parent shall have no obligation to purchase any such shares of Common Stock.

     Section 6.12  Post-Closing Restrictions on Stock Acquisitions.

          6.12.1 (a) For a period of 2 years from the Measurement Date, neither Parent nor any of its affiliates will acquire or propose to acquire shares of Common Stock from third parties which, when aggregated with all shares of Common Stock beneficially owned by Parent and its affiliates other than any shares of Common Stock which were acquired by Parent or any of its affiliates after the Measurement Date directly from the Company or any of its subsidiaries or employees, would constitute in excess of 60% of the then total outstanding shares of Common Stock and (b) from the second anniversary of the Measurement Date through the third anniversary of the Measurement Date, neither Parent nor any of its affiliates will acquire or propose to acquire shares of Common Stock from third parties which, when aggregated with all shares of Common Stock owned by Parent and its affiliates other than any shares of Common Stock which were acquired by Parent or any of its affiliates after the Measurement Date directly from the Company or any of its subsidiaries or employees, would constitute in excess of 65% of the then total outstanding shares of Common Stock; provided, however, that the foregoing restrictions will not apply if a person or group other than Parent or its affiliates has made an Acquisition Proposal in which it proposes to acquire 25% or more of the Company's then outstanding shares of Common Stock or Common Stock Equivalents.

          6.12.2 Except as provided in Section 6.13, at any time after the Measurement Date, neither Parent nor any of its affiliates may acquire or propose to acquire shares of Common Stock from persons, including the Company, which, when aggregated with all shares of Common Stock then beneficially owned by Parent and its affiliates, would constitute more than 79.9% of the then total outstanding shares of Common Stock (taking into account in the calculation of total outstanding shares of Common Stock any shares of Common Stock that the Company issued or proposes to issue to Parent or any of its affiliates after the Measurement Date).

     Section 6.13 Buyout Transaction. Following the third anniversary of the Measurement Date, Parent may increase its beneficial ownership of Common Stock above 79.9% of the total outstanding shares of Common Stock only pursuant to a Buyout Transaction complying with the following procedures:

          6.13.1 If Parent is able to obtain the approval of a majority of the Company's Independent Directors for a proposed Buyout Transaction after they have received an opinion, satisfactory to them, from an internationally recognized investment bank selected by the Independent Directors on the aggregate Third Party Sale Value with respect to such Buyout Transaction, Parent may proceed with such Buyout Transaction (in which event nothing in this Agreement will prevent or impede such Buyout Transaction from proceeding or being consummated and the Company will take all action reasonably necessary to allow such transaction to proceed in accordance with the provisions hereof).

          6.13.2 If pursuant to Section 6.13.1 Parent is not able to obtain the approval of a majority of the Independent Directors for a proposed Buyout Transaction within 60 days after such Buyout Transaction is first proposed to the directors of the Company, Parent may either (a) withdraw such proposal or
(b) request arbitration of the amount of the Third Party Sale Value. Parent and the Company will appoint an independent appraiser

(which will be an internationally recognized investment bank) mutually satisfactory to them that will determine the aggregate Third Party Sale Value with respect to the proposed Buyout Transaction. If Parent and the Company are unable to agree on a mutually acceptable appraiser within such 15-day period, the Third Party Sale Value will be determined by an independent appraiser (which will be an internationally recognized investment bank) chosen by two other independent appraisers (which will be internationally recognized investment banks), one of whom will be appointed by Parent and the other of whom will be appointed by the Company or, if such two appraisers are unable to agree on a third appraiser within seven days after the appointment of the second of them, by the American Arbitration Association (or its successor); provided, however, that if Parent or the Company will not have appointed its appraiser within 30 days after a request by Parent for determination of the amount of the Third Party Sale Value, such determination will be made solely by the appraiser selected by the other party. Parent and the Company may each submit to the appraiser their respective positions on the Third Party Sale Value and may also submit written and oral presentations to support their respective positions.
The appraiser will determine the aggregate amount of the Third Party Sale Value. The appraiser will be directed to make its determination within 30 calendar days of appointment and such determination, when made, will be final and binding with respect to the proposed Buyout Transaction.

          6.13.3 Within 10 business days after the appropriate Third Party Sale Value is determined pursuant to the procedures set forth above, Parent will elect: (a) to proceed with a Buyout Transaction offering the Third Party Sale Value Consideration payable in cash and/or marketable securities (in which event nothing in this Agreement will prevent or impede such Buyout Transaction from proceeding or being consummated and the Company will take all action reasonably necessary to allow such transaction to proceed in accordance with the provisions hereof, including obtaining the vote of the directors on the Board in favor of such Buyout Transaction so as to obtain the requisite Board approval therefor); or (b) to withdraw its proposal for a Buyout Transaction (in which event Parent may not again propose a Buyout Transaction for a period of one year after such withdrawal, unless it is invited to do so by the Company's Independent Directors).

          6.13.4 The fees and expenses of the appraiser will be divided equally between Parent and the Company.


     Section 6.14  Election of Directors.

          6.14.1 For a period of three years from and after the Measurement Date, Parent and the Company will use their reasonable best efforts to cause the following to occur: (i) at any time that Parent and its affiliates are the beneficial owners of less than 20% of the then outstanding Common Stock, Parent will have the right to designate for nomination one director to the Board; (ii) at any time that Parent and its affiliates are the beneficial owners of less than 30% but in any event not less than 20% of the then outstanding Common Stock, Parent will have the right to designate for nomination two directors to the Board; (iii) at any time that Parent and its affiliates are the beneficial owners of less than 50% but in any event not less than 30% of the then outstanding Common Stock, the Company will cause the Board to consist of seven directors with three of such directors to be designees of Parent, or, if the Board will for any reason consist of a number of directors other than seven, with such number of directors equal to the nearest whole number less than one-half times the total number of directors to be designees of Parent; and (iv) at any time that Parent and its affiliates are the beneficial owners of more than 50% of the then outstanding Common Stock, the Company will cause the Board to consist of nine directors with five of such directors to be designees of Parent, or, if the Board will for any reason consist of a number of directors other than nine, with such number of directors equal to the nearest whole number greater than one-half times the total number of directors to be designees of Parent.
The parties will use their best efforts to obtain the resignations of all existing directors currently serving at the designation of Investor prior to the closing of the transactions contemplated by the Stock Purchase Agreement and to provide for the appointment of Parent's designees, in order to effectuate the immediately preceding sentence.

          6.14.2 Parent's initial nominee to fill a particular seat on the Board shall be entitled to any benefits or compensation then generally paid or made available to new members of the Board. Any person subsequently nominated by Parent to fill that particular seat on the Board after it has become vacant for any reason (a "Replacement Director") shall not be entitled to any benefits or compensation then generally paid or made available to new members of the Board; provided, however, that such Replacement Director shall be entitled to any benefits or compensation then generally paid or made available to incumbent directors upon their reelection to the Board upon such Replacement Director's reelection to the Board for terms following his or her initial term.

     Section 6.15 Audited Financial Statements. Within 50 days after the Closing, Parent will provide to the Company, a complete and correct copy of audited financial statements of Subsidiary for the twelve-month periods ended September 30, 1994 and September 30, 1995.

     Section 6.16  Benefit Plans.

          6.16.1 Parent will assume or retain all liability for the payment of any and all benefits accrued as of the Closing Date under any Subsidiary Plan that is an unfunded deferred compensation plan, program, agreement or arrangement or any "excess benefit plan" (as such term is defined in section 3(36) of ERISA).

          6.16.2 Parent hereby agrees that, for a period of 3 years from the Closing, it will vote the shares of Common Stock beneficially owned by it and its affiliates and to cause its nominees on the Board to vote in favor of an increase in the number of stock options and restricted stock awards issuable under the Company Plans by up to a combined total of 2,000,000 new shares of Common Stock (including any increase authorized by Section 6.1.5) for future issuances under such Company Plans or newly created employee benefit plans, subject to adjustment to reflect any stock split, recapitalization, stock dividend or other similar event.

     Section 6.17  Post-Closing Human Resources Matters.

          6.17.1 Parent and Company will form a transition steering committee (the "Steering Committee") that will have responsibility for overseeing the integration of Subsidiary and its employees with the Company and its subsidiaries and employees. The Steering Committee will consist of 4 members, 2 of whom will be appointed by the Company and 2 of whom will be appointed by Parent. Any Steering Committee action will require the unanimous consent of all of the members. The Steering Committee will be effective immediately after the Closing and may be discontinued at any time upon the mutual agreement of the Company and Parent, but in no event will it exist beyond 12 months after the Closing.

          6.17.2 The Company and its subsidiaries will not implement any job elimination programs that may impact current Subsidiary employees who have satisfactory job performance without the approval of the Steering Committee for as long as such committee is in existence. Any separations involving Subsidiary personnel will be based on severance compensation policies approved by the Steering Committee, with the Subsidiary personnel receiving credit for their years of service with Subsidiary. For as long as the Steering Committee is in existence, the committee will review modifications to the compensation and benefits policies and programs offered to Subsidiary personnel.

     Section 6.18 Strategic Review Committee. Parent and the Company will form a Strategic Review Team to meet quarterly and on an "as-needed" basis to develop and review (i) the strategic direction of the Company and its Subsidiaries and their projects, and (ii) the tactics employed to pursue such strategic objectives. The Strategic Review Team may from time-to-time designate subteams or specific personnel to review technical, intellectual property, and financial issues that impact or support the strategic direction of the Company and its Subsidiaries and their projects.

     Section 6.19 Technology Agreement. The Company, Agrigenetics and Parent will execute and deliver the Technology Agreement at the Closing.


                                   ARTICLE 7

                                   CONDITIONS

     Section 7.1 Conditions to Each Party's Obligations. The respective obligations of each party hereto to effect the Transaction is subject to the satisfaction or, if appropriate, waiver at or prior to the Closing of the following conditions:

          7.1.1 There will not be in effect any order, decree or ruling or other action restraining, enjoining or otherwise prohibiting the Transaction, or the purchase of the Investor Interests by Parent, which order, decree, ruling or action will have been issued or taken by any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which the Company or any of its subsidiaries or Parent or any of its affiliates, directly or indirectly, has material assets or operations.

          7.1.2 Any waiting period under the HSR Act applicable to the transactions contemplated by this Agreement or the Stock Purchase Agreement will have terminated or expired and there will have been no material modification to the terms of the transactions contemplated by this Agreement or the Stock Purchase Agreement.

     Section 7.2 Conditions to the Obligation of Parent and Subsidiary. The obligations of Parent and Subsidiary to effect the Transaction is subject to the satisfaction or, if appropriate, waiver at or prior to the Closing of the following further conditions:

          7.2.1 Provision will have been made to the reasonable satisfaction of Parent that the Board will have the composition described in Section 6.14 immediately following the Closing.

          7.2.2  The Stock Purchase Agreement will not have been terminated.

          7.2.3 The Company and Agrigenetics will have performed in all material respects their respective covenants, agreements and obligations under this Agreement to the date of the Closing.

          7.2.4 Except as otherwise contemplated by this Agreement, the representations and warranties of the Company contained in this Agreement which are qualified as to materiality will be true and correct and which are not so qualified will be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing as though newly made at and as of that time, except that representations and warranties made as of a particular date need only be so true and correct as of such date.

          7.2.5 The Company will have delivered to Parent a certificate dated as of the Closing and signed by the President and Chief Financial Officer of the Company certifying as to (i) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, of the representations and warranties of the Company contained in this Agreement which are qualified as to materiality (except that representations and warranties made as of a particular date need only be so accurate as of such date), (ii) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, in all material respects of the representations and warranties of the Company contained in this Agreement which are not so qualified (except that representations and warranties made as of a particular date need only be so accurate as of such date), and (iii) the performance in all material respects of the obligations required by the Company and Agrigenetics to be performed under this Agreement as of the Closing.

          7.2.6 The Company and Agrigenetics will have delivered, or will be delivering concurrently with the Closing, the Purchase Shares, the Promissory Note and the documents and instruments required to be delivered by the Company and Agrigenetics pursuant to Section 3.3.

     Section 7.3 Conditions to the Obligations of the Company and Agrigenetics. The obligations of the Company and Agrigenetics to effect the Transaction is subject to the satisfaction or, if appropriate, waiver at or prior to the Closing of the following further conditions:

          7.3.1 Parent and Subsidiary will have performed in all material respects their respective covenants, agreements and obligations under this Agreement to the date of the Closing.

          7.3.2 Except as otherwise contemplated by this Agreement, the representations and warranties of Parent contained in this Agreement which are qualified as to materiality will be true and correct and which are not so qualified will be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing as though newly made at and as of that time, except that representations and warranties made as of a particular date need only be so true and correct as of such date.

          7.3.3 Parent will have delivered to the Company a certificate dated as of the Closing and signed by the Chief Financial Officer and General Counsel of Parent certifying as to (i) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, of the representations and warranties of Parent contained in this Agreement which are qualified as to materiality (except that representations and warranties made as of a particular date need only be so accurate as of such date), (ii) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, in all material respects of the representations and warranties of Parent contained in this Agreement which are not so qualified (except that representations and warranties made as of a particular date need only be so accurate as of such date), and (iii) the performance in all material respects of the obligations required by Parent and Subsidiary to be performed under this Agreement as of the Closing.

          7.3.4 Parent will have delivered, or will be delivering concurrently with the Closing, the Subsidiary Shares, the Cash Payment and the documents and instruments required to be delivered by Parent pursuant to Section 3.2.


                                   ARTICLE 8

                         TERMINATION; AMENDMENT; WAIVER

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

          8.1.1 By mutual written consent of the Company, Agrigenetics, Parent and Subsidiary.

          8.1.2 By Parent or the Company if the Closing has not occurred prior to April 30, 1996 unless such failure is solely a result of the failure to satisfy the condition set forth in Section 7.1.2 on or prior to April 30, 1996, in which event, by Parent or the Company if the Closing has not occurred prior to July 31, 1996.

          8.1.3 By Parent or the Company if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which the Company or any of its subsidiaries or Parent or any of the affiliates, directly or indirectly, has material assets or operations, will have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transaction and such order, decree, ruling or other action will have become final and nonappealable.

          8.1.4 By Parent if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States or any country or economic region in which the Company or any of its subsidiaries, Parent or any of the affiliates or Investor or any of its affiliates, directly or indirectly, has material assets or operations, will have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the sale and purchase of the Investor Interests and such order, decree, ruling or other action will have become final and nonappealable.

          8.1.5 By Parent if (i) there will have been a material breach of any representation or warranty of the Company contained herein or of Investor contained in the Stock Purchase Agreement, or (ii) there will have been a material breach of any covenant, agreement or obligation of the Company or Agrigenetics contained herein or of Investor contained in the Stock Purchase Agreement, in either the case of (i) or (ii) which will not have been cured prior to 10 business days following notice of such breach.

          8.1.6 By the Company if (i) there will have been a material breach of any representation or warranty of Parent contained herein, (ii) there will have been a material breach of any covenant, agreement or obligation of Parent, in either the case of (i) or (ii) which will not have been cured prior to 10 business days following notice of such breach.

          8.1.7 By Parent if the Stock Purchase Agreement will have terminated without the consummation of the transactions contemplated thereby.

          8.1.8 By Parent if the Board will have withdrawn or modified in a manner adverse to Parent the Board's approval of this Agreement, the Transaction or the approval of the transactions contemplated by the Stock Purchase Agreement for the purpose of rendering the Rights Agreement inapplicable to the transactions contemplated by the Stock Purchase Agreement, or the Company will have indicated to Parent that the Company does not intend to consummate the transactions contemplated by this Agreement or will have entered into an agreement with respect to an Acquisition Proposal, or the Board will have resolved to do any of the foregoing.

          8.1.9 By the Company if and only to the extent that the Board has determined in good faith after consultation with outside legal counsel that such action is necessary for the Board to comply with its fiduciary duties to stockholders under applicable law.

     Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, the respective obligations of the parties under this Agreement will terminate, except that, (i) if the Stock Purchase Agreement has not been terminated according to its terms, the provisions of Section 6.10, Section 6.11, Section 6.12 and Section 6.13 will survive the termination of this Agreement, (ii) if Parent has purchased the Investor Interests pursuant to the Stock Purchase Agreement, Section 6.14 will survive the termination of this Agreement, (iii) this Section 8.2 will survive the termination of this Agreement, and (iv) Section 8.3 will survive the termination of this Agreement. Nothing contained in this Section 8.2 will relieve any party from liability for any breach of this Agreement.

     Section 8.3 Fees and Expenses. Each party will bear its own expenses and costs in connection with this Agreement and the transactions contemplated hereby.

     Section 8.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company. After the Closing, any amendment to this Agreement must be approved by a majority of the Company's Independent Directors in addition to a majority of the whole Board.

     Section 8.5 Extension; Waiver. The Company and Agrigenetics, on the one hand, and Parent and Subsidiary, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder will not constitute a waiver of such rights.

                                   ARTICLE 9

                                 MISCELLANEOUS

     Section 9.1 Survival of Representations and Warranties. Each of the representations and warranties made herein will survive for a period of 24 months from the date of the Closing, provided, that the representations and warranties contained in Section 4.11 and Section 5.9 shall survive the Closing and continue until the termination of any applicable statute of limitation. The covenants and agreements herein will survive indefinitely.

     Section 9.2  Indemnification.

          9.2.1 The Company will indemnify and hold Parent and its affiliates and any of their respective directors, officers, partners and affiliates of partners, employees and agents (each, a "Parent Indemnified Party") harmless from and against any and all losses, damages, claims, liabilities or obligations (including interest, penalties, amounts paid in settlement and reasonable fees and disbursements of attorneys) (collectively, the "Losses") (which, for the purposes of this Section 9.2, will also include the reasonable fees and disbursements of attorneys incurred by a Parent Indemnified Party in bringing a claim under this Agreement, prosecuting its rights of indemnity in respect of such claim and collecting any amounts awarded upon such claim) suffered, sustained or incurred or required to be paid by any such Parent Indemnified Party due to, based upon, arising out of or otherwise with respect to (i) any breach of any representation, warranty, covenant, agreement or obligation of the Company or Agrigenetics contained in this Agreement, (ii) any brokerage fees, commissions or finders' fees payable on the basis of any action taken by the Company or any of its affiliates and (iii) any Taxes or any liability with respect to Taxes attributable to any merger of Subsidiary, any transfer of assets of Subsidiary or any election with respect to Subsidiary pursuant to
Section 338(g) of the Code to the extent any of the foregoing occur after the completion of the Transaction.

          9.2.2 Parent will indemnify and hold the Company and its affiliates and any of their respective directors, officers, employees and agents (each, a "Company Indemnified Party") harmless from and against any and all Losses, (which, for the purposes of this Section 9.2, will also include the reasonable fees and disbursements of attorneys incurred by a Company Indemnified Party in bringing a claim under this Agreement, prosecuting its rights of indemnity in respect of such claim and collecting any amounts awarded upon such claim) suffered, sustained or incurred or required to be paid by any such Company

Indemnified Party due to, based upon, arising out of or otherwise with respect to (i) any breach of any representation, warranty, covenant, agreement or obligation of Parent or Subsidiary contained in this Agreement and (ii) any brokerage fees, commissions or finders' fees payable on the basis of any action taken by Parent or any of its affiliates.

          9.2.3 If either a Parent Indemnified Party, on the one hand, or a Company Indemnified Party, on the other hand, as the case may be (the "Indemnitee"), receives written notice of any third party claim or potential claim or the commencement of any action or proceeding which could give rise to an obligation on the part of the Company, on the one hand, or Parent, on the other hand, as the case may be, to provide indemnification (the "Indemnifying Party") pursuant to Section 9.2.1 or 9.2.2, the Indemnitee will promptly give the Indemnifying Party notice thereof (the "Indemnification Notice"); provided, that the failure to give the Indemnification Notice promptly will not impair the Indemnitee's right to indemnification in respect of such claim, action or proceeding unless, and only to the extent that, the lack of prompt notice adversely affects the ability of the Indemnifying Party to defend against or diminish the Losses arising out of such claim, action or proceeding. Delivery of the Indemnification Notice will be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement. The Indemnification Notice will contain factual information (to the extent known to the Indemnitee) describing the asserted claim in reasonable detail and will include copies of any notice or other document received from any third party in respect of any such asserted claim. The Indemnifying Party will have the right to assume the defense of a third party claim or suit described in this Section 9.2.3 at its own cost and expense and with counsel of its own choosing; provided, however, that, the Indemnitee is kept fully informed of all developments and is furnished copies of all papers; the Indemnitee is given the opportunity, at its option, to participate at its own cost and expense and with counsel of its own choosing (which will be reasonably satisfactory to the Indemnifying Party) in the defense of such claim or suit; and the Indemnifying party diligently prosecutes the defense of such claim or suit. In the event that all of the conditions of the foregoing provision are not satisfied, the Indemnitee will have the right, without impairing any of its rights to indemnification as provided herein, to assume and control the defense of such claim or suit and to settle such claim or suit. No settlement of any such third party claim or suit will be made by the Indemnifying Party without the prior written consent of the Indemnitee (which will not be unreasonably withheld). No settlement of any such third party claim or suit will be made by the Indemnitee if the Indemnifying Party will have assumed the defense thereof and will be in compliance with its obligations with respect thereto as set forth above in this Section 9.2.3. If the Indemnifying Party chooses to defend any claim, the Indemnitee will make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Notwithstanding the foregoing, the Indemnitee will have the right to employ separate counsel at the Indemnifying Party's expense and to control its own defense of such asserted liability if in the reasonable opinion of counsel to such Indemnitee (i) there are or may be legal defenses available to such Indemnitee or to other Indemnitees that are different from or additional to those available to the Indemnifying Party, or (ii) a conflict or potential conflict exists between the Indemnifying Party and such Indemnitee that would make such separate representation advisable.

          9.2.4 The indemnification contained in Section 9.2 shall not apply to the extent that a loss has been reimbursed pursuant to the Adjustment.

     Section 9.3 Entire Agreement; Assignment. This Agreement, the Confidentiality Agreement and the Technology Agreement (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) will not be assigned by operation of law or otherwise; provided that Parent may assign its rights and obligations in whole or in part (other than the rights of Parent to nominate directors to the Board pursuant to Section 6.14) to any affiliate of Parent, but no such assignment will relieve Parent of its obligations hereunder if such assignee does not perform such obligations. This Agreement shall inure to the benefit of and be binding upon Parent's successors and permitted assigns.

     Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

     if to the Company or Agrigenetics:

          Mycogen Corporation
          5501 Oberlin Drive
          San Diego, California 92121-1718
          Fax:  (619) 453-0142
          Attention: President and Chief Operating Officer with a copy to:

          Paul, Weiss, Rifkind, Wharton & Garrison
          1285 Avenue of the Americas
          New York, New York  10019-6064
          Fax: 212-373-2085
          Attention:  Judith R. Thoyer

     if to Parent or Subsidiary, to:

          DowElanco
          9330 Zionsville Road
          Indianapolis, IN 46268
          Fax:  (317) 337-6954
          Attention: General Counsel

     with a copy to:

          Mayer, Brown & Platt
          190 South LaSalle Street
          Chicago, Illinois  60603-3441
          Fax:  312-701-7711
          Attention:  Scott J. Davis

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     Section 9.5 Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of Delaware, without regard to the principles of conflicts of law thereof, except for the General Corporation Law of the State of California, as applicable to the Company, and the laws applicable with respect to fiduciary duties of the Board, which will be governed by and construed in accordance with the law of the State of California, without regard to the principles of conflicts of law thereof.

     Section 9.6 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 9.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     Section 9.8 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     Section 9.9 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement.

                           [INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

                                    MYCOGEN CORPORATION


                                    By: /s/ Carlton J. Eibl
                                        ---------------------------------------
                                        Name:  Carlton J. Eibl
                                        Title: Executive Vice President Finance
                                               and Legal


                                    AGRIGENETICS, INC.


                                    By: /s/ Carlton J. Eibl
                                        ---------------------------------------
                                        Name:  Carlton J. Eibl
                                        Title: Vice President, Assistant
                                               Secretary and Treasurer

                                    DOWELANCO


                                    By: /s/ William C. Schmidt
                                        ---------------------------------------
                                        Name:  William C. Schmidt
                                        Title: Chief Financial Officer


                                    UNITED AGRISEEDS, INC.


                                    By: /s/ Thomas R. Wiltrout
                                        ---------------------------------------
                                        Name:  Thomas R. Wiltrout
                                        Title: President

                                   EXHIBIT A

                                PROMISSORY NOTE

$100,000                                                Dated ____________, 1996
                                                               Chicago, Illinois


          FOR VALUE RECEIVED, the undersigned, Agrigenetics, Inc., a Delaware corporation ("Agrigenetics"), hereby promises to pay to the order of DowElanco ("Parent"), an Indiana general partnership, by bank wire transfer of immediately available funds to an account designated in writing by Parent, or at such other place as the holder hereof may from time to time designate in writing the principal sum of ONE HUNDRED THOUSAND DOLLARS ($100,000), due and payable in full on December 31, 1998.

          The undersigned further promises to pay interest on the principal amount from the date hereof until maturity (whether by acceleration or otherwise), at the rate per annum equal to [THE APPLICABLE FEDERAL RATE]. Interest shall be payable hereon in arrears on the last business day of each March, June, September and December commencing with March 29, 1996 and with the final payment of interest due and payable on December 31, 1998.

          Interest shall be charged on the unpaid principal balance of this Note on a daily basis for the actual number of days elapsed, computed on the basis of a 360-day year.

          This Note has been made and delivered at Chicago, Illinois. This Note is made under and governed by the internal laws of the State of Illinois, without regard to principles of conflicts of law.

          This Note shall be binding upon Agrigenetics and its respective successors and assigns; provided, however, that Agrigenetics may not assign its rights hereunder or in connection herewith; and this Note shall inure to the benefit of Parent, or the holder hereof, and its successors and assigns.


          IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the date and year first above written, at Chicago, Illinois pursuant to proper authority duly granted.

                                       AGRIGENETICS, INC.


                                       By: _______________________________
                                       Name: _____________________________

                                       Title: ____________________________

                                   EXHIBIT B


                              TECHNOLOGY AGREEMENT

This Technology Agreement, effective as of ________________, is among Mycogen Corporation ("Mycogen"), a California corporation, Agrigenetics, Inc., a Delaware corporation doing business as Mycogen Seeds ("MS"), and DowElanco, an Indiana general partnership ("DowElanco").

Whereas, Mycogen, the parent company of MS, has acquired or developed technology through Mycogen or Mycogen Affiliates to assorted biological tools which provide the means by which particular genetic modifications may be made to plants;

Whereas, Mycogen and/or Mycogen Affiliates will continue to develop and acquire tools which are useful in modifying plants such that the plants have desirable commercial characteristics;

Whereas, DowElanco has been the parent of United AgriSeeds, Inc. ("UAS"), a Delaware corporation involved in the seed business;

Whereas, as part of a series of transactions involving Mycogen and DowElanco, UAS is being acquired by a Mycogen Affiliate and certain germplasm of UAS will become available to Mycogen or a Mycogen Affiliate;

Whereas, apart from UAS, DowElanco has had, and is expected to continue to have, a research program directed to the identification and development of genes and tools which may have value when used to modify plants in a manner to enhance or impart pesticidal properties to the plants;

Whereas, Mycogen desires to have access to new genes which DowElanco decides to license and to new tools which are developed or acquired during the five year period following the closing of the transactions between DowElanco and Mycogen;

Whereas, DowElanco desires to have access to the tools which Mycogen and Mycogen Affiliates currently have and to new tools which are developed or acquired during the five year period following the aforementioned closing which are useful in modifying plants such that the plants have certain desirable commercial characteristics, as well as to new genes which Mycogen decides to license;

Now therefore, in consideration of the above, Mycogen, MS and DowElanco (collectively referred to herein as the "Parties") agree as follows:

Article 1 - Definitions
-----------------------

The following terms when the initial letter of each word is capitalized as set forth in this Article 1, will have the following meanings whenever used in this
Agreement:

1.01 "Agricultural Input" means the introduction of genes to plants to impart Pesticidal Properties such that the plant, when grown from seed, exhibits favorable Pesticidal Properties beyond those that were exhibited prior to the introduction of the genes.

1.02 "Agricultural Output" means the introduction of genes to plants and/or the genetic manipulation of plants using tools to impart desirable commercial characteristics, that otherwise would not have been there, to the plant and/or to any part thereof, such that the plant, or plant part, when grown and/or harvested has such desirable commercial characteristics without further processing, or desirable products can be obtained from the plant or plant part by processing, purification or otherwise, including any products which are made by modifying any material obtained from such plant or plant part; provided that, in any event, Agricultural Output does not include commercial characteristics which are new Pesticidal Properties imparted by the introduction of one or more genes.

1.03 "Closing" means the definition of Closing as set forth in the Exchange and Purchase Agreement dated January 15, 1996 to which Mycogen and DowElanco are parties.

1.04 "Confidential Information" means all proprietary information (including, without limitation, information related to technical, business and intellectual property matters), know-how, data, trade secrets, biological materials and other tangible materials or samples owned or held by a Party to this Agreement which is maintained as confidential.

1.05 "Development Period" means the period commencing on the date of Closing and ending five (5) years thereafter.

1.06 "DowElanco Affiliate" means any entity other than DowElanco which directly or indirectly, through one or more intermediaries, is (a) owned or controlled by DowElanco or DowElanco B.V., or (b) owns or controls DowElanco or DowElanco B.V., or (c) is under common ownership or control with DowElanco or DowElanco B.V., where ownership or control is direct or indirect ownership of at least fifty percent (50%) of the voting shares entitled to vote for the directors of the entity in question, or having management control of the entity in question.

1.07 "DowElanco Companies" means DowElanco and DowElanco Affiliates collectively.

1.08 "DowElanco Tools" means all plasmids, constructions, markers, enhancers, introns, promoters, genetic sequences to assist in transcription, translation or transformation, and similar tools, excluding genes and germplasm, useful to Mycogen in practicing the license granted to Mycogen under this Agreement; provided that, in any event, DowElanco Tools do not include any tools (a) which are developed or acquired outside of the Development Period, or (b) which cannot be provided to Mycogen because of obligations to another party.

1.09 "Effective Date" means the date entered on the first line of this Agreement.

1.10 "Identity Preserved Oil" means oil produced from plant crops that are grown from genetically transformed planting seeds, when said seeds are planted, and when the resulting plants are grown and processed, the oil produced consistently has one or more characteristics different from or greater in degree than the characteristics of other similar oils produced from other oil seeds without such specific genetic transformation, where "genetically transformed" means using tools to modify the genetic character of the plant.

1.11 "Mycogen Affiliate" means any entity which directly or indirectly, through one or more intermediaries, is owned or controlled by Mycogen, where ownership or control is direct or indirect ownership of at least fifty percent (50%) of the voting shares entitled to vote for the directors of the entity in question, or having management control of the entity in question; this definition includes MS.

1.12   "Mycogen Companies" means Mycogen and Mycogen Affiliates collectively.

1.13 "Mycogen Tools" means all plasmids, constructions, markers, enhancers, introns, promoters, genetic sequences to assist in transcription, translation or transformation, and similar tools, excluding genes and germplasm, useful to DowElanco Companies in practicing the license granted to DowElanco Companies under this Agreement; provided that, in any event, Mycogen Tools do not include any tools (a) which are developed or acquired after the Development Period, or (b) which cannot be provided to DowElanco Companies because of obligations to another party.

1.14   "Party" means a party to this Agreement.

1.15 "Pesticidal Properties" means that a plant or plant part, when grown from seed or vegetatively propagated, exhibits resistance to insects, nematodes, disease or herbicides.

1.16 "Third Party" means any entity which is not a Party, a Mycogen Affiliate or a DowElanco Affiliate.

Article 2 - Grant of Rights to Mycogen
--------------------------------------

2.01 DowElanco hereby grants to Mycogen, an irrevocable, non-exclusive, non-sublicensable (except to Mycogen Affiliates without the right to sublicense further), non-transferable, royalty-free, world-wide license to DowElanco Tools that DowElanco Companies (except for The Dow Chemical Company), during the Development Period, discover or acquire (where transferable) for Mycogen Companies to develop and commercialize Agricultural Inputs that are delivered via the plant.

2.02 (a) Except to the extent restricted under current and future agreements with Third Parties, DowElanco hereby grants to Mycogen the right to obtain a non-exclusive, non-sublicensable (except to Mycogen Affiliates without the right to sublicense further), non-transferable, royalty-bearing, world-wide license to any genes that DowElanco Companies (except for The Dow Chemical Company) discover during the Development Period in research initiatives commencing on or after the date of Closing or acquire (where transferable) during the Development Period for Mycogen Companies to develop and commercialize Agricultural Inputs that are delivered via the plant; provided that, this right will only apply to those situations in which DowElanco elects to license the gene and decides to license the gene non-exclusively, and only to the extent that DowElanco so elects. If DowElanco grants a non-exclusive license to a Third Party on terms more favorable than Mycogen's terms for licensing the same gene when all factors are taken into consideration (including the scope of the license and any reciprocal licensing of other technologies to DowElanco), Mycogen, at its option, will have the right to have its license modified so that the terms for Mycogen's license are the same as the Third Party's terms.

       (b) If DowElanco decides to license a gene that DowElanco Companies (except for The Dow Chemical Company) discover during the Development Period in research initiatives commencing on or after the date of Closing or acquire (where transferable) during the Development Period and is interested in licensing the gene to Mycogen on an exclusive or co-exclusive basis, for all uses or for any particular field of use, DowElanco will contact Mycogen and provide the terms and conditions on which DowElanco is willing to license the gene. If Mycogen is interested in taking a license, DowElanco and Mycogen will enter into good faith negotiations to attempt to finalize the exclusive or co-exclusive license. This provision does not restrict DowElanco, in any way, from contacting and/or negotiating an exclusive or co-exclusive license with any Third Party.

2.03 As used in this Article 2, (a) the term "except to Mycogen Affiliates without the right to sublicense further" means that Mycogen Affiliates can be sublicensed but that sublicensed Mycogen Affiliates do not have the right to grant further sublicenses, and (b) the term "where transferable" means those instances where DowElanco or a DowElanco Affiliate has the right to license or sublicense others, except with respect to anything obtained from The Dow Chemical Company.

2.04 If DowElanco Tools are acquired from a Third Party during the Development Period, DowElanco will use reasonable efforts to ensure that DowElanco has the right to sublicense such acquired DowElanco Tools to Mycogen.


Article 3 - Grant of Rights to DowElanco
----------------------------------------

3.01 (a) Mycogen and MS hereby grant to DowElanco Companies, an irrevocable, non-exclusive, sublicensable (to the extent set forth below), non-transferable, royalty-free, world-wide license to Mycogen Tools that Mycogen Companies own or possess prior to Closing, or discover or acquire (where transferable) during the Development Period, for DowElanco Companies to conduct all activities on DowElanco Companies' projects or DowElanco sponsored projects which DowElanco believes appropriate to participate in, or develop or commercialize products in, the field of Agricultural Outputs and Agricultural Inputs.

       (b) The license granted in this section 3.01 is sublicensable by DowElanco and/or DowElanco Affiliates to the extent necessary for DowElanco Companies to work with any Third Parties in the field of Agricultural Outputs, and for Agricultural Inputs to the following extent. DowElanco shall only have the right to sublicense Third Parties for Agricultural Input applications when the application involves genes discovered or acquired by DowElanco Companies. In all cases, DowElanco will only sublicense the Mycogen Tools under confidentiality and limited use restrictions prohibiting the Third Party from disclosing the Mycogen Tools to others, or using the Mycogen Tools other than in connection with the specific gene discovered or acquired by DowElanco Companies. In any event, DowElanco will notify Mycogen whenever DowElanco is considering sublicensing a Third Party for an Agricultural Input application and will confer with Mycogen prior to pursuing such opportunity.

3.02 (a) Except to the extent restricted under current and future agreements with Third Parties, Mycogen and MS hereby grant to DowElanco Companies the right to obtain a non-exclusive, sublicensable (to the extent set forth below), non-transferable, royalty-bearing, world-wide license to any genes that Mycogen Companies own or possess prior to Closing, or discover or acquire (where transferable) during the Development Period, for DowElanco Companies to participate in, or develop or commercialize products in, the field of Agricultural Outputs; provided that, this right will only apply to those situations in which

       Mycogen or MS elects to license the gene and decides to license the gene non-exclusively, and only to the extent that Mycogen or MS so elects. If Mycogen or MS grants a non-exclusive license to a Third Party on terms more favorable than DowElanco's terms for licensing the same gene when all factors are taken into consideration (including the scope of the license and any reciprocal licensing of other technologies to Mycogen or
       MS), DowElanco, at its option, will have the right to have its license modified so that the terms for DowElanco's license are the same as the Third Party's terms. If such licenses are granted to DowElanco, such licenses will be sublicensable by DowElanco Companies to the extent necessary for DowElanco Companies to work with any Third Parties in the field of Agricultural Outputs; provided that, in all cases, DowElanco will only sublicense the Mycogen genes under confidentiality and limited use restrictions prohibiting the Third Party from disclosing the Mycogen genes to others, or using the Mycogen genes other than in connection with the specific DowElanco sponsored Agricultural Output project with such Third Party. In any event, DowElanco will notify Mycogen whenever DowElanco is considering sublicensing a Third Party for an Agricultural Output application involving a Mycogen gene and will confer with Mycogen prior to pursuing such opportunity.

       (b) If Mycogen or MS decides to license a gene and is interested in licensing the gene to DowElanco on an exclusive or co-exclusive basis, for all uses or for any particular field of use, Mycogen or MS will contact DowElanco and provide the terms and conditions on which Mycogen or MS is willing to license the gene. If DowElanco is interested in taking a license, DowElanco and Mycogen (or MS) will enter into good faith negotiations to attempt to finalize the exclusive or co-exclusive license. This provision does not restrict Mycogen or MS, in any way, from contacting and/or negotiating an exclusive or co-exclusive license with any Third Party.

3.03 As used in this Article 3, the term "where transferable" means those instances where Mycogen or a Mycogen Affiliate has the right to license or sublicense others.

3.04 If Mycogen Tools are acquired from a Third Party during the Development Period, Mycogen and MS will use reasonable efforts to ensure that Mycogen or a Mycogen Affiliate has the right to sublicense such acquired Mycogen Tools to DowElanco Companies.

3.05 Mycogen will have a right to produce the seed necessary to deliver the technology licensed pursuant to sections 3.01 and 3.02 above, so long as Mycogen is able to meet competitive goals for production quality, quantity and price. If Mycogen does not produce such seed and Mycogen's germplasm is used in the seed commercialized, Mycogen will be entitled to a three percent (3%) royalty on the net sales of the seeds containing such germplasm to the extent produced by a Third Party for the intended application. The terms and conditions under which Mycogen would produce the aforementioned seed will be the subject of separate agreements between Mycogen (or a Mycogen Affiliate) and DowElanco.

3.06 For a period of thirty-six (36) months after Closing, neither Mycogen nor MS will grant to any Third Party any commercial license or other right or permission to use Mycogen Tools for Agricultural Output applications involving Identity Preserved Oil opportunities, except for phaseolin, without DowElanco's prior consent. For the aforementioned thirty-six
       (36) month period and thereafter, Mycogen will notify DowElanco of any Agricultural Output opportunities, including phaseolin, and confer with DowElanco about such opportunities. If new technologies or tools are identified which make it reasonable to consider modifying or imposing a requirement to obtain DowElanco's prior consent, Mycogen and DowElanco will enter into good faith negotiations regarding such prior consent requirements. In any event, DowElanco will indicate whether DowElanco consents to any Agricultural Output opportunities requiring DowElanco's prior consent within ten (10) working days of DowElanco being contacted about the opportunity. DowElanco will not unreasonably withhold its consent for Mycogen or MS to pursue Agricultural Output opportunities with Third Parties.

3.07 DowElanco will consider contract research opportunities with Mycogen or a Mycogen Affiliate. Contract research opportunities may include, but are not limited to, breeding programs in corn, canola, soybeans and rice.
       The terms and conditions of such research and development arrangements will be the subject of separate agreements between Mycogen (or a Mycogen Affiliate) and DowElanco.


Article 4 - Technical Consultation
----------------------------------

4.01 It is expected that Mycogen Companies may desire or require technical consultation in order to implement DowElanco Tools, and that DowElanco Companies may desire or require technical consultation in order to implement Mycogen Tools. Each Party will provide reasonable assistance to the other Parties, via telephone or other means of communication, to address technical questions regarding the implementation of the respective Tools.

4.02 The Parties will establish a Technology Assessment Committee, to meet semi-annually, or as otherwise agreed by the Parties, to facilitate technical interactions.

Article 5 - Reports
-------------------

5.01 Mycogen, within sixty (60) days after Closing, will provide a written description of the Mycogen Tools subject to this Agreement at that time.

5.02 DowElanco and Mycogen will provide to each other, in writing, at least fifteen (15) days prior to the meeting of the Technical Assessment Committee, a semi-annual highlight report providing an overview of the Tools developed in the interval since the last report. If Mycogen or DowElanco identifies an item on the highlight report that appears of interest to the recipient, the recipient may request additional information about the item of interest. A more detailed description of the item of interest will be provided to the requester within thirty (30) days from the date of the request.


Article 6 - Export of Technology
--------------------------------

6.01 The Parties agree that they will not disclose, export or re-export any technology, or products made using technology provided herein, in violation of the United States Department of Commerce Export Administration Regulations or in violation of any other law or regulation prohibiting the disclosure, export or re-export of the same.


Article 7 - Intellectual Property
---------------------------------

7.01 Unless otherwise specified in an agreement between DowElanco and Mycogen (or MS), inventions, discoveries and improvements which are made and information, data, technology, know-how and other items generated will be owned by the party or parties making or generating the same.

7.02 No license or right is granted by implication or otherwise with respect to any patent application, patent or other intellectual property, except as specifically set forth in this Agreement.


Article 8 - Confidentiality
---------------------------

8.01 The Parties will exchange Confidential Information to the extent that the disclosing Party, at its sole discretion, determines that it is needed by the receiving Party. For a period of ten (10) years after its receipt hereunder, each receiving Party will keep secret and confidential and will not disclose to any Third Party any Confidential Information received from another Party hereunder, and will use such

       Confidential Information only for the purposes permitted under this Agreement; provided, however, that the receiving Party may voluntarily disclose the portion of the disclosing Party's Confidential Information relevant in any given situation to any governmental agency concerned with public health or safety if the agency agrees to treat the disclosed portion of the Confidential Information as proprietary and confidential and the Party originally providing the information is informed in advance of the proposed disclosure. If the receiving Party is compelled by law to disclose any portion of the disclosing Party's Confidential Information without a guarantee of confidentiality, the receiving Party will notify the disclosing Party and consent to the disclosing Party's intervention to attempt to preserve the confidentiality of the disclosing Party's Confidential Information. Confidential Information disclosed by, or received by, an Affiliate of a Party shall be treated as if the disclosure was made by, or received by, a Party to this Agreement.

8.02 The obligations of confidence, non-disclosure and limited use set forth in section 8.01 above shall not apply to any Confidential Information which (a) was in the recipient's possession prior to receipt from another Party or an Affiliate thereof; or (b) which is, or through no fault of the recipient or its employees becomes, available to the general public; or (c) which is received by the recipient, without binder of secrecy therefor, from a Third Party having a legal right to disclose the same; or (d) which is released from confidential status in writing by the Party originally providing it.

8.03 Mycogen and DowElanco will ensure that each of their respective Affiliates (if they are involved with the activities contemplated hereunder) comply with the confidentiality obligations of this Agreement, and that such Affiliates comply with any other obligations applying to them hereunder.


Article 9 - Force Majeure
-------------------------

9.01 The Parties will not be responsible to the other Parties hereto for any failure or delay in performing any of their obligations under this Agreement, or for non-performance hereunder, if such delay or non-performance is beyond the reasonable control of the Party affected; provided that, the Party affected has used reasonable efforts to avoid such occurrence. Any failure or delay in performance will only be excused for such time that the failure to perform is beyond the reasonable control of the affected Party.


Article 10 - Notices
--------------------

10.01 Any notices or other communications required to be given under this Agreement will be deemed to have been sufficiently given if mailed by certified or registered mail addressed to the persons and addresses given below, or to such other address as may be designated by written notice to the other Parties.

       (a)  to DowElanco:

              DowElanco
              9330 Zionsville Road
              Indianapolis, IN 46268-1053

              Attention:  Vice President, Research and Development

       (b)  to Mycogen:

              Mycogen Corporation
              5501 Oberlin Drive
              San Diego, CA 92121-1718

              Attention:  Chief Technical Officer

       (c)  to Mycogen Seeds:

              Mycogen Seeds
              5501 Oberlin Drive
              San Diego, CA 92121

              Attention:  President


Article 11 - Assignment
-----------------------

11.01 This Agreement, and any of the rights or obligations hereof, will not be assigned to any other party without the prior written consent of the other Parties, except that a Party may assign its rights and obligations under this Agreement to any party succeeding to substantially all of the assets and relevant business interests of the assigning Party; provided that, the assignee agrees to be bound by the rights and obligations of the assigning Party.

Article 12 - Warranties
-----------------------

12.01 EXCEPT AS EXPLICITLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE TOOLS LICENSED HEREUNDER OR THE PRODUCTS MADE USING SUCH TOOLS.

12.02  Nothing in this Agreement will be construed as:

         (a) a warranty or representation by DowElanco or Mycogen, or their respective Affiliates, that anything made, used, sold or otherwise disposed of under the terms of this Agreement is or will be free from infringement of patents of Third Parties;

         (b) a requirement that DowElanco or Mycogen, or their respective Affiliates, file any patent application, secure any patent, or maintain any patent in force;

         (c) an obligation on DowElanco or Mycogen, or their respective Affiliates, to bring or prosecute actions or suits against Third Parties for infringement.

12.03 Each Party warrants that it is entitled to grant the rights granted herein.


Article 13 - Indemnification
----------------------------

13.01 Except with respect to any claims relating to the infringement of any intellectual property rights of a Third Party, Mycogen will indemnify and hold harmless DowElanco, DowElanco Affiliates, and their respective partners, directors, officers, employees and agents from and against any and all claims, demands, causes of action or damages (including reasonable attorney fees) arising from or in connection with Mycogen's use of DowElanco Tools or the use or sale of any products developed using DowElanco Tools by or for Mycogen Companies.

13.02 Except with respect to any claims relating to the infringement of any intellectual property rights of a Third Party, DowElanco will indemnify and hold harmless Mycogen, Mycogen Affiliates, and their respective partners, directors, officers, employees and agents from and against any and all claims, demands, causes of action or damages (including reasonable attorney fees) arising from or in connection with DowElanco's use of Mycogen Tools or the use or sale of any products developed using Mycogen Tools by or for DowElanco Companies.

13.03 A person or entity claiming indemnification under this Article 13 will give the indemnifying Party prompt notice of any such claim for which indemnification is requested. The indemnifying Party will have the right, but not the obligation, to assume the defense of any such claim at any time. In such event, the indemnified person or entity may participate in the action, at its expense, with counsel of its own choosing reasonably acceptable to the indemnifying Party. In no event will the indemnifying Party be liable for any settlement without its express written consent, which consent will not be unreasonably withheld.


Article 14 - Termination
------------------------

14.01 In the event of any material breach of this Agreement, a non-breaching Party may, on ninety (90) days' advance written notice to the breaching Party, terminate this Agreement. However, if such breach is corrected within the ninety (90) day period, and there are no unreimbursed damages resulting from the breach, this Agreement will continue in force.

14.02 If a Party (a) becomes insolvent or unable to pay its debts as they mature, or (b) makes an assignment for the benefit of creditors, or (c) permits or procures the appointment of a receiver for its assets, or (d) becomes the subject of any bankruptcy, insolvency or similar proceeding, then the other Parties may at any time thereafter on written notice effective forthwith, terminate this Agreement.

14.03 Termination of this Agreement will not affect the Parties' obligations under Article 8. In the event of a termination of this Agreement because of a breach, the rights and licenses of the breaching party will terminate; however, the licenses and rights granted to the nonbreaching Parties will continue in perpetuity.


Article 15 - Miscellaneous
--------------------------

15.01 This Agreement supersedes all previous oral and written agreements between the Parties and constitutes the entire understanding between the Parties with respect to the subject matter of this Agreement. No amendment, modification, or alteration of any terms or provisions of this Agreement will be valid unless in writing and signed by the Parties.

15.02 If any one or more of the provisions of this Agreement should for any reason be held by a Court of competent jurisdiction to be invalid, illegal or unenforceable, the remainder of this Agreement will nevertheless remain in full force and effect unless such provision or provisions go to the essence and substance of this Agreement.

15.03 It is agreed that any failure by a Party, at any time, to enforce or require the strict keeping and performance by the other Parties of any of the terms and conditions of this Agreement will not constitute a waiver of such terms and conditions.

15.04 The headings of Articles used in this Agreement are for reference purposes only and will not be considered as part of this Agreement for purposes of interpretation.

                                     xviii

15.05 In case of any dispute arising out of this Agreement, the Courts and Laws of the domicile of the Party sued will be competent, however, the Parties agree so far as possible to use every reasonable effort to settle any dispute or disagreement between them relative to this Agreement by amicable means, and if necessary, will utilize the assistance of an independent party acceptable to both sides and will not resort to legal action unless and until the Parties have in good faith attempted to settle such dispute or disagreement in the foregoing manner.


IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed in triplicate by their duly authorized representatives.

                            AGREED TO AND ACCEPTED:

Mycogen Corporation                         Agrigenetics, Inc.
                                            DBA Mycogen Seeds



By __________________________           By __________________________

Name ________________________           Name ________________________
     (type or print)                         (type or print)


Title _______________________           Title _______________________


DowElanco


By __________________________

Name_________________________
     (type or print)



Title _______________________

                                [IN TRIPLICATE]

                                      xix